EXHIBIT 99.1

INTRODUCTION

The Selected Financial Data, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Financial Statements and Supplementary Data from Schweitzer-Mauduit International Inc.’s Annual Report on From 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 6, 2009 included in this Exhibit 99.1 have been updated to reflect, for all periods presented, the retrospective adoption of Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB 51” (SFAS No. 160) and  FASB Staff Position (FSP) No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-based Payment Transactions are Participating Securities.”

As of January 1, 2009, the Company, adopted the provisions of  SFAS No. 160 which changes the accounting for noncontrolling (minority) interests in consolidated financial statements including the requirements to classify noncontrolling interests as a component of consolidated stockholders’ equity, and the elimination of “minority interest” accounting in results of operations with earnings attributable to noncontrolling interests reported as a part of consolidated earnings and to apply these financial statement presentation requirements retrospectively. Additionally, SFAS No. 160 revises the accounting for both increases and decreases in a parent’s controlling ownership interest.  The adoption of this standard changed how we present noncontrolling interests in our financial statements and has been retrospectively applied to all periods presented.

As of January 1, 2009, the Company adopted FSP No. EITF 03-6-1, which states that unvested share-based payment awards that contain nonforfeitable rights to dividends are participating securities and should be included in the calculation of earnings per share using the two-class method. The Company has granted restricted stock that contain nonforfeitable rights to dividends on unvested shares. Since these unvested restricted shares are considered participating securities under FSP EITF 03-6-1, the adoption of FSP EITF 03-6-1 changes the Company’s computation of basic earnings per share retrospectively. Under the two-class method, the Company allocates earnings per share to common stock and participating securities according to dividends declared and participation rights in undistributed earnings. Earnings per share for each year presented have been recast to reflect the impact of this new accounting guidance.

The adoption of SFAS No. 160 and FSP No. EITF 03-6-1 was previously reflected in the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2009 and June 30, 2009.

The Company has included the entire text of the affected sections. No other sections of the 2008 Form 10-K are being updated by this filing. Information in the 2008 Form 10-K is generally stated as of December 31, 2008 and this filing does not reflect any subsequent information or events other than the adoption of the accounting pronouncements described above. Without limitation of the foregoing, this filing does not purport to update the Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the 2008 Form 10-K for any information, uncertainties, transactions, risks, events or trends occurring, or known to management. This Current Report on Form 8-K should be read in conjunction with the 2008 Form 10-K, the Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009 and the Company’s other 2009 filings. These other filings contain important information regarding the Company that has arisen since the filing of the 2008 Form 10-K.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

 AND OTHER FINANCIAL INFORMATION

Item 6. Selected Financial Data

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation

Item 8. Financial Statements and Supplementary Data

Item 6.  Selected Financial Data

The following selected financial data should be read in conjunction with Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and the consolidated financial statements and related notes within this Current Report on Form 8-K. All dollar amounts are in millions except per share amounts, statistical data and ratios.

	For the Years Ended December 31,
	2008	2007	2006	2005	2004
Results of Operations
Net Sales	$767.9	$714.8	$655.2	$669.8	$657.5
Cost of products sold	664.7	606.7	571.1	572.5	535.4
Gross Profit	103.2	108.1	84.1	97.3	122.1
Nonmanufacturing expenses	64.2	66.2	57.7	58.0	64.4
Restructuring & impairment expense(1)	22.1	24.0	21.1	—	—
Operating Profit(1)	16.9	17.9	5.3	39.3	57.7
Net Income (1)	0.9	11.4	3.3	25.2	43.4
Net Income Attributable to Noncontrolling Interest	0.2	8.0	4.1	5.8	7.0
Net Income (Loss) Attributable to SWM (1)	0.7	3.4	(0.8)	19.4	36.4
Net Income (Loss) Per Share:
Basic(1)	$0.04	$0.22	$(0.05)	$1.28	$2.45
Diluted(1)	$0.04	$0.22	$(0.05)	$1.26	$2.36
Cash Dividends Declared and Paid Per Share	$0.60	$0.60	$0.60	$0.60	$0.60
Earnings before interest, taxes, depreciation and amortization(2)	$51.1	$51.0	$36.9	$73.9	$90.0
Percent of Net Sales
Gross Profit	13.4%	15.1%	12.8%	14.5%	18.6%
Nonmanufacturing expenses	8.4%	9.3%	8.8%	8.7%	9.8%
Financial Position
Capital spending	$35.3	$47.7	$9.6	$18.8	$46.7
Depreciation	41.0	39.9	40.7	35.9	32.4
Total Assets	728.7	775.0	697.1	691.3	717.6
Total Debt	179.8	100.9	97.3	113.7	113.9
Total debt to capital ratio	39.3%	21.5%	23.4%	27.1%	27.1%

(1)
2008, 2007 and 2006 operating profit included $22.1 million, $24.0 million and $21.1 million, respectively, for pre-tax restructuring and impairment charges incurred in the United States, France and Brazil. These restructuring charges reduced 2008, 2007 and 2006 net income by $14.5 million, or $0.93 per share, $15.5 million, or $0.98 per share and $13.7 million, or $0.88 per share, respectively.

(2)
Earnings before interest, taxes, depreciation and amortization is a non-GAAP financial measure that is calculated by adding interest expense, income tax provision, noncontrolling interest in earnings of subsidiaries, depreciation and amortization expense to net income attributable to SWM and subtracting amortization of deferred revenue. Reconciliations to net income attributable to SWM for the years ended December 31 are as follows (dollars in millions):

	2008	2007	2006	2005	2004
Net Income (Loss) Attributable to SWM	$0.7	$3.4	$(0.8)	$19.4	$36.4
Plus: Interest expense	10.5	5.9	5.5	6.2	3.7
Plus: Tax provision (benefit)	(1.9)	0.5	(4.2)	10.4	12.1
Plus: Depreciation and amortization	47.4	39.2	38.2	39.5	36.5
Less: Amortization of deferred revenue	(5.8)	(6.0)	(5.9)	(7.4)	(5.7)
Plus: Noncontrolling interest in earnings of subsidiaries	0.2	8.0	4.1	5.8	7.0
Earnings before interest, taxes, depreciation and amortization	$51.1	$51.0	$36.9	$73.9	$90.0

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operation

The following is a discussion of our results of operations and financial condition. This discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this report and the selected financial data included in Item 6. The discussion of our results of operations and financial condition includes various forward-looking statements about our markets, the demand for our products and our future prospects. These statements are based on certain assumptions that we consider reasonable. For information about risks and exposures relating to us and our business, you should read the section entitled “Factors That May Affect Future Results,” in Part I, Item 1A of our Form 10-K filed March 6, 2009.

The Management’s Discussion and Analysis of Financial Condition and Results of Operation is designed to provide a reader of our financial statements with an understanding of our recent performance, our financial condition and our prospects. The following will be discussed and analyzed:

•	Chief Executive Officer’s Summary

•	Recent Developments

•	Critical Accounting Policies and Estimates

•	Prior Period Restatement

•	Recent Accounting Pronouncements

•	Results of Operations

•	Liquidity and Capital Resources

•	Other Factors Affecting Liquidity and Capital Resources

•	Outlook

•	Forward-Looking Statements

Chief Executive Officer’s Summary

2008 Financial Results

The Company’s 2008 net sales totaled $767.9 million, a 7.4 percent increase compared to 2007. The increase was the result of higher average selling prices, from an improved sales mix and changes in currency rates.

Compared to 2007, sales volumes declined 1.2 percent due to closure of the Lee, Massachusetts mills and our exiting the coated papers business in Brazil by mid year. In the French segment, volumes increased 8.8 percent due to higher sales of reconstituted tobacco leaf products. Sales volumes of cigarette paper for lower ignition propensity, or LIP, cigarettes also increased in the U.S. during 2008.

Restructuring and impairment expenses were $22.1 million in 2008 compared with $24.0 million in 2007. The 2008 expenses mostly related to French paper group asset impairments of $13.5 million recorded in the fourth quarter given continuing losses. The announced restructuring actions, which have been substantially completed, will benefit annual pre-tax earnings by approximately $25 million.

Operating profit excluding restructuring and impairment expenses was $39.0 million for the year compared with $41.9 million in 2007. The decline in operating profit was attributable to higher inflationary costs and to the difficult start-up in early 2008 of a rebuilt paper machine at our Papeteries de Mauduit mill, or PdM, in France.

After a difficult first quarter of 2008, earnings excluding restructuring and impairment expenses gradually improved over the course of the year. Net income attributable to SWM for 2008 was $0.7 million, down from $3.4 million in 2007. Excluding restructuring and impairment expenses, diluted earnings per share would have been $0.97 compared to $1.20 in 2007.

Looking Ahead

We are encouraged by the future of our Company. Our goal to reduce costs and increase sales includes revitalizing our strongest base paper operations while aggressively growing our high-value products, LIP papers and reconstituted tobacco leaf products. The January 2008 purchase of the minority interest in LTR Industries gives us sole ownership of that reconstituted tobacco leaf business. Growth in reconstituted tobacco leaf products and LIP papers is expected to continue during 2009.

Operational performance has improved on the rebuilt PdM paper machine. Our Brazilian operation improved to a slight operating profit during the fourth quarter of 2008 as a result of a better currency situation as well as the benefits of restructuring and pricing actions. This location is expected to generate an improvement in operating profit during 2009.

We have completed global customer negotiations and achieved results in line with our expectations and goals for 2009. After a longer than expected period of customer qualifications, we are gaining sales volume at our joint venture in China and expect to narrow losses progressively through 2009. Finally, inflationary cost increases are expected to moderate given world-wide recessionary impacts. Lower purchased wood pulp costs already provided a benefit to earnings during the fourth quarter.

We will pursue the necessary restructuring of our operations to balance our capacity for traditional paper products in France and the U.S. to available demand and further reduce costs. In 2009, plans to improve productivity and mill efficiencies will be expanded with a focus on operating excellence.

The year ahead will be decisive. The global economic environment is difficult. Even though our industry is one that historically has been less reactive to economic fluctuation, we are not immune. However, the on-going transformation of Schweitzer-Mauduit puts us in a better position to meet these challenges.

We are acutely focused on executing with a sense of urgency across the company. We expect our per share earnings in 2009 excluding restructuring and impairment expenses to improve over 2008 levels.

Recent Developments

Price Increases

During 2008, we completed substantial price negotiations. These price increases were necessary to partially recover significant acceleration in costs due to higher purchase prices for wood pulp, energy, chemicals and transportation along with the negative earnings impact of foreign currency changes.

Operational Changes—Brazil

On July 1, 2008, we announced the exit of the coated papers business in the Brazilian market and a resulting decrease of approximately 100 employees, or 16 percent, of the current workforce in Brazil, both effective immediately. Our Brazilian coated papers business had experienced increased inflationary cost pressures that we were not able to offset with selling price increases. Due to the devaluation of the U.S. dollar against the Brazilian real, lower cost imported coated papers gained a substantial share of the local market. As a result of these factors, we decided to exit the coated papers business in Brazil and to concentrate on our core tobacco-related fine papers business. These actions resulted in $1.9 million of asset impairment charges in the second quarter of 2008 and $1.4 million of severance and other employee related costs in the third quarter of 2008.

Management continues to evaluate how to optimize the efficiency and cost competitiveness of our worldwide production facilities as demand for our products continues to undergo volume and geographic changes.

Lower Ignition Propensity Cigarette Papers

Based upon the states that have passed LIP regulations, demand for these products is expected to grow from the current level of approximately 44 percent of North American cigarette consumption to approximately 84 percent by early 2010. Additionally, jurisdictions representing essentially all of North American consumption have either passed or proposed LIP regulations, and several cigarette producers have announced voluntary national distribution of this technology, supporting the likelihood that LIP cigarettes will be sold nationwide in the United States by late 2009 or early 2010. As a result, we expect to realize continued growth in demand for cigarette paper used in LIP cigarettes, which we expect will continue to benefit our U.S. business unit’s results.

International LIP efforts continue, especially in the European Union, or EU. In late 2007, the EU’s 27 member states approved its Product Safety Commission to mandate the CEN (Standardization European Committee) to define standards for reduced ignition propensity for cigarettes. In June 2008, the CEN received this mandate as planned, which directed it to develop an ignition propensity standard for use in the EU, with possible implementation of the legislation by 2012. In November 2008, Finland approved legislation effective April 2010 requiring that all the cigarettes sold in Finland comply with the ignition propensity standard in use in the U.S., Canada and Australia. Australia has enacted LIP legislation with an effective date of March 2010. These actions indicate that it is increasingly likely that LIP cigarette regulations outside of North America will become effective in the next 2 to 4 years, thus increasing demand for cigarette paper used in these cigarettes.

These legislative developments involving LIP cigarettes are positive for us given the current level of commercial acceptance of our Alginex™ banded papers and our ability to provide 1 or more commercially proven alternative solutions to cigarette manufacturers in addressing LIP requirements.

China Joint Venture

The construction of a new state-of-the-art paper mill by our joint venture with the China National Tobacco Corporation to produce tobacco-related papers in China was completed during the second quarter of 2008 and the mill is currently operational. Sales of locally produced paper began in October 2008.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States, which require management to make estimates that affect the amounts of revenues, expenses, assets and liabilities reported and disclosure of contingencies. Changes in these estimates could have a significant impact on our results of operations, financial position, or cash flows. We discussed with the Audit Committee of the Board of Directors the estimates and judgments made for each of the following items and our accounting for and presentation of these items in the accompanying financial statements:

Accounting for Income Taxes

We must make assumptions, judgments and estimates to determine our current provision for income taxes and also our deferred income tax assets and liabilities and any valuation allowance to be recorded against a deferred income tax asset. Our judgments, assumptions and estimates take into account our interpretation of current tax laws. Changes in tax law or our interpretation of tax laws could significantly impact the amounts provided for income taxes in our consolidated financial statements. Our assumptions, judgments and estimates relative to the value of a deferred tax asset take into account projections of the amount and category of future taxable income. Actual operating results and the underlying amount and category of income in future years could render our current assumptions, judgments and estimates of recoverable net deferred taxes inaccurate. Any of the assumptions, judgments and estimates mentioned above could cause our actual income tax obligations to differ from our estimates, thus materially impacting our financial position and results of operations.

We record and maintain income tax valuation allowances to reduce deferred tax assets to an amount we estimate will be realizable more likely than not in accordance with Statement of Financial Accounting Standards, or SFAS, No. 109, “Accounting for Income Taxes.” We have available net operating loss carryforwards, or NOLs, alternative minimum tax credit carryforwards and other various tax credits in the jurisdictions in which we operate, for which we have recorded deferred tax assets totaling $74.2 million as of December 31, 2008. Certain of these potential future benefits are not expected to be utilized prior to their expiration. As a result, at December 31, 2008, we have $5.8 million of valuation allowances against certain of the deferred tax assets, as follows (dollars in millions):

	Total Asset	Valuation Allowance	Net Asset
Net operating loss carryforwards	$69.3	$(4.0)	$65.3
Foreign tax credit, federal research and U.S. states tax credit carryforwards	2.2	(1.8)	0.4
Federal AMT credit carryforwards	2.7	—	2.7
	$74.2	$(5.8)	$68.4

Expiration periods vary for our NOLs depending on the tax laws governing the jurisdiction where the NOL was generated. Under current tax laws, remaining NOLs in France and Brazil carry forward indefinitely, and NOLs in the Philippines and Spain expire in 3 years and 15 years, respectively, subsequent to the year generated. Valuation allowances related to NOLs in Spain totaled $4.0 million as of December 31, 2008, fully reserving the related deferred tax asset in Spain, since we believe that it is reasonably likely that we will not generate taxable income in Spain prior to the expiration of these NOLs, as SM-Spain only functions as our primary foreign investment holding company. The remaining NOLs at December 31, 2008, in Spain will fully expire in 2023 if not utilized against taxable income in Spain. We expect sufficient future taxable income in the Philippines to fully utilize the Philippine NOL carryforward deferred tax asset of $0.7 million and have not recorded a related valuation allowance as of December 31, 2008. We also expect sufficient future taxable income in France and Brazil to fully utilize the respective French and Brazilian NOL carryforward deferred tax assets of $55.2 million and $9.4 million, respectively. However, operating losses have been incurred in recent periods in Brazil and France as a result of lower operating earnings together with substantial restructuring expenses incurred. The Company’s assumptions, judgments and estimates relative to the valuation of these net deferred tax assets take into account available positive and negative evidence of realizability, including recent financial performance, the ability to realize benefits of restructuring and other recent actions, projections of the amount and category of future taxable income and tax planning strategies. Actual future operating results and the underlying amount and category of income in future periods could differ from the Company’s current assumptions, judgments and estimates. Although realization is not assured, the Company believes it is more likely than not that these net deferred tax assets at December 31, 2008, will be realized. The operating losses in Brazil and the Company’s paper operations in France could result in recording a valuation allowance in a future period which could be material to our results of operations in the period that such valuation allowance was recorded. If at a future date the Company determines that the weight of the positive evidence is not sufficient to overcome the negative evidence, a valuation allowance against these deferred tax assets to reduce the net deferred tax asset to an amount we believe will more likely than not be realizable would be recorded in the period such determination is made.

We receive credits in our U.S. federal income tax return for income taxes paid in foreign jurisdictions. Income from foreign sources, including dividend income from foreign subsidiaries, is included in taxable income of the U.S. parent. In some cases, the amount of credits realized in the tax return is more or less than the tax owed on the foreign source income. When the amount of credits exceeds the amount of taxes owed on that foreign source income, foreign tax credit carryforwards are generated. When the credits are less than the tax owed, unexpired credit carryforwards from prior years can be utilized in certain circumstances. These circumstances are dependent upon both foreign source and domestic taxable income. At December 31, 2008, we expect to fully utilize current year foreign tax credits generated and all unexpired credit carryforwards from prior years. Depending on the U.S. business unit’s profitability, we may implement certain income tax elections to accelerate taxable income or to delay deductions in order to maintain positive domestic taxable income or to minimize a domestic taxable loss (e.g., our election for U.S. income tax purposes to capitalize research costs in the year incurred and amortize over a 10 year life, as opposed to taking the income tax deduction in the year incurred). However, many such actions cannot be repeated in future years and certain of those elections may make it more difficult to have positive domestic taxable income in future periods. The profitability of our U.S. business operations must be maintained to provide us an opportunity to utilize any foreign tax credit carryforwards in the future in a manner that will be beneficial to our financial results. Under current tax law, the carryforward period of foreign tax credits is 10 years. Based on the 10 year carryforward period, together with the current and forecasted profitability of our U.S. business operations and the requirements of the foreign source income and credit calculations, we would evaluate whether it is more likely than not that we could fully utilize any foreign tax credit carryforwards in a beneficial manner prior to their expiration and reduce a net deferred tax asset to an estimated realizable amount. We regularly update our estimates of domestic taxable income in order to evaluate whether the facts and circumstances have changed such that we must change our expected utilization of foreign tax credits and valuation allowances on these deferred tax assets.

Our carryforwards of federal research credits and U.S. state tax credits require applicable taxable income in the respective tax returns in order to be utilized prior to their expirations. We expect to fully utilize our federal research credits, which have a 20 year carryforward period, prior to their expiration. However, we do not currently expect sufficient future taxable income in our U.S. state income tax returns to utilize all of our state tax credits prior to their expiration. In Massachusetts, where we have substantially completed plant shut-down activities, New York and New Jersey, the carryforward periods are 15, 15 and 7 years, respectively, and credit utilization is limited to 50 percent of the income tax liability. At December 31, 2008, we have $1.8 million of valuation allowances reducing these deferred tax assets to our estimated realizable amounts. We regularly update these estimates in order to evaluate whether the facts and circumstances have changed such that we must change our valuation allowances on these deferred tax assets.

Since federal alternative minimum tax, or AMT, credit carryforwards have no expiration under current tax laws, we believe it is more likely than not that we will realize the full benefit of these credits in future years as profitability improves in our U.S. operations in future years. Thus, we do not believe any valuation allowance against these deferred tax assets is appropriate as of December 31, 2008.

While we believe it is more likely than not that we will be able to realize the $68.4 million of estimated net deferred income tax benefits, it is possible that the facts and circumstances on which our estimates and judgments are based could change, which could result in additional income tax expense in the future to increase the associated valuation allowances. Our estimates of future profitability could change from our current estimates based on business results or actions taken by us which effect taxable income. While we currently do not believe it likely that a material change will occur, changes in these factors could result in an adjustment of our valuation allowances in future periods. We continue to evaluate methods to utilize those assets that are reserved.  Therefore, it is also possible that changes in the facts and circumstances on which our estimates and judgments are based could benefit us in the future.

We adopted the provisions of Financial Accounting Standard Board’s, or FASB, Interpretation No. 48, or FIN 48, “Accounting for Uncertainty in Income Taxes” effective January 1, 2007. Adoption of FIN 48 had no cumulative effect on our consolidated financial position at January 1, 2007. At December 31, 2007 and December 31, 2008, we had no significant unrecognized tax benefits related to income taxes at January 1, 2007, December 31, 2007 and December 31, 2008. Changes in tax laws or interpretations of tax laws, as well as outcomes of current and future audits conducted by foreign and domestic tax authorities, could materially impact the amounts provided for income taxes in our consolidated financial statements.

For additional information regarding income taxes and valuation allowances, see Note 12, Income Taxes, of the Notes to Consolidated Financial Statements.

Accounting for Contingencies

In accordance with SFAS No. 5, “Accounting for Contingencies,” we accrue an estimated loss by taking a charge to income when the likelihood that a future event, such as a legal proceeding, will result in a loss or the incurrence of a liability is probable and the amount of loss can be reasonably estimated. We disclose material contingencies if there is at least a reasonable possibility that a loss has been incurred. In determining whether a loss should be accrued, we evaluate, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. Changes in these factors could materially impact our results of operations, financial position, or our cash flows.

For further information, please see “Litigation” in Part I, Item 3, “Legal Proceedings” and Note 15, Commitments and Contingencies, of the Notes to Consolidated Financial Statements.

Property, Plant and Equipment Valuation

Paper manufacturing, which is our primary manufacturing process, is a capital intensive process. As a result, we make substantial investments in property, plant and equipment which are recorded at cost. Net property, plant and equipment comprised 56 percent of our total assets as of December 31, 2008. Property, plant and equipment is depreciated on the straight-line method over the useful lives of the assets for financial reporting purposes. Paper machines and related equipment are not subject to substantial technological changes rendering them obsolete and are generally depreciated over estimated useful lives of 20 years. In the United States, banded cigarette paper production assets at the Spotswood Mill are generally depreciated over estimated useful lives of 10 years. We periodically assess the likelihood of recovering the cost of long-lived assets based on our expectation of future profitability and undiscounted cash flow of the related operations. These factors, along with management’s plans with respect to the operations, are considered in assessing the recoverability of property, plant and equipment. Changes in management’s estimates and plans could significantly impact our results of operations, financial position or cash flows.

As a result of excess capacity in the tobacco-related papers industry and increased purchased material and operating costs experienced in the last several years, competitive selling prices for certain of our products are not sufficient to cover our costs with a reasonable margin. Such competitive pressures have resulted in downtime of certain paper machines and, in some cases, accelerated depreciation or impairment of certain equipment. We initiated restructuring activities during 2006 in France and the United States and during 2007 in Brazil to improve our competitiveness and profitability. Restructuring activities at the Lee Mills facility resulted in $0.5 million and $11.3 million of asset impairment charges and accelerated depreciation in 2008 and 2007, respectively, and $4.2 million of accelerated depreciation in 2006. In 2008 and 2007 in France, we incurred capital expenditures of approximately $26 million to improve the cost competitiveness in our paper operations and quality of our products manufactured at PdM. The shutdown of certain older equipment at PdM and PdMal resulted in accelerated depreciation of $1.5 million $2.1 million and $1.0 million in 2008, 2007 and 2006, respectively.

In conjunction with the preparation of the Company’s financial statements for the year ended December 31, 2008, management determined the recent and projected losses at its Malaucene facility and the shut-down of a paper machine at PdM constituted events requiring tests be performed for the recoverability of these long-lived assets. Based on the analyses of the net book values and the fair market values, the Company recorded pre-tax, non-cash charges totaling $13.5 million for fixed asset impairments in the fourth quarter ended December 31, 2008.

Certain of our Spotswood Mill’s banded cigarette paper production assets remain underutilized and likely would otherwise be shut down except that we have a contractual commitment to stand ready to produce commercial quantities of that product for our customer. Partially offsetting the net book value of these assets is $18.3 million of unamortized deferred revenue as of December 31, 2008, which is being amortized to revenue as product is being purchased by that customer through 2011. Further, certain of the infrastructure improvements and other assets installed to be able to produce commercial quantities of banded cigarette paper would still be used by a scaled down operation even if we stopped manufacture of that product. As of December 31, 2008, the net book value of Spotswood Mill property, plant and equipment was $67.4 million, of which $8.9 million related to 10-year-life banded cigarette paper specific assets and $7.0 million related to 3 paper machines capable of producing banded cigarette paper, but not currently in operation.

Management continues to evaluate how to operate our production facilities more effectively with reduced tobacco-related papers volumes. Further restructuring actions are possible that might require additional write-offs or accelerated depreciation of some equipment.

Recent Accounting Pronouncements

For a discussion regarding recent accounting pronouncements, see “Recent Accounting Pronouncements” included in Note 2, Summary of Significant Accounting Policies, of the Notes to Consolidated Financial Statements.

Results of Operations

	For the Years Ended December 31,
	2008	2007	2006
	(dollars in millions, except per share amounts)
Net Sales	$767.9	$714.8	$655.2
Cost of products sold	664.7	606.7	571.1
Gross Profit	103.2	108.1	84.1
Selling expense	23.1	22.8	22.7
Research expense	8.3	8.0	7.3
General expense	32.8	35.4	27.7
Total nonmanufacturing expenses	64.2	66.2	57.7
Restructuring and impairment expense	22.1	24.0	21.1
Operating Profit	16.9	17.9	5.3
Interest expense	10.5	5.9	5.5
Other expense, net	3.4	0.1	0.5
Income (Loss) Before Income Taxes and Loss from Equity Affiliates	3.0	11.9	(0.7)
Provision (benefit) for income taxes	(1.9)	0.5	(4.2)
Income (loss) from Equity Affiliates	(4.0)	—	(0.2)
Net Income	0.9	11.4	3.3
Less: Net income attributable to noncontrolling interest	0.2	8.0	4.1
Net Income (Loss) Attributable to SWM	$0.7	$3.4	$(0.8)
Net Income (Loss) Per Share:
Basic	$0.04	$0.22	$(0.05)
Diluted	$0.04	$0.22	$(0.05)

Year Ended December 31, 2008 Compared with the Year Ended December 31, 2007

Net Sales

	2008	2007	Percent Change	Consolidated Sales Volume Change
	(dollars in millions)
France	$495.4	$435.0	13.9%	8.8%
United States	226.7	226.0	0.3	(25.5)
Brazil	70.5	73.0	(3.4)	(10.2)
Subtotal	792.6	734.0
Intersegment	(24.7)	(19.2)
Total	$767.9	$714.8	7.4%	(1.2)%

Net sales were $767.9 million, a 7.4 percent increase compared with $714.8 million in 2007. The increase of $53.1 million consisted of the following (dollars in millions):

	Amount	Percent
Changes in selling price and product mix	$43.9	6.1%
Changes in currency exchange rates	26.4	3.7
Changes in sales volumes	(17.2)	(2.4)
Total	$53.1	7.4%

•
Higher average selling prices in 2008 had a favorable $43.9 million, or 6.1 percent, impact on the net sales comparison. The increase in average selling prices reflected an improved mix of products sold, primarily due to increased sales of cigarette paper for LIP cigarettes in the United States and RTL products in France and higher average selling prices in Brazil.

•
Changes in currency exchange rates in 2008 had a favorable impact on net sales of $26.4 million, or 3.7 percent, and primarily reflected the impact of a stronger euro compared with the U.S. dollar. The euro was 6.7 percent and the Brazilian real was 6.8 percent stronger against the U.S. dollar.

•	Changes in unit sales volumes in 2008 versus 2007 resulted in an unfavorable effect on net sales of $17.2 million, or 2.4 percent.

•	Sales volumes for the French segment increased by 8.8 percent, primarily due to higher sales volumes of RTL products, partially offset by decreased sales of tobacco-related papers sales volumes.

•
Sales volumes in the United States decreased by 25.5 percent, reflecting reduced sales of commercial and industrial products associated with the shutdown of the Lee Mills, and reduced sales volumes of certain tobacco-related products.

•
The Brazil segment’s sales volumes decreased by 10.2 percent, primarily due to our mid-year exit of the coated papers business, partially offset by continued growth in tobacco-related paper sales volumes.

The French segment 2008 net sales of $495.4 million increased by $60.4 million, or 13.9 percent, versus $435.0 million in 2007. The increase in net sales was primarily the result of a stronger euro, increased sales volumes and, to a lesser extent, higher average selling prices mainly as a result of an improved mix of products sold.

The U.S. segment 2008 net sales of $226.7 million for 2008 increased by $0.7 million, or 0.3 percent, compared with $226.0 million in 2007. The effect of higher average selling prices, primarily due to an improved mix of products sold, was mostly offset by lower commercial and industrial sales volumes as a result of the shut-down of the Lee Mills.

The Brazil segment 2008 net sales of $70.5 million in 2008 decreased by $2.5 million, or 3.4 percent, from $73.0 million for the prior-year period. The decrease was due to lower sales volumes due to the exit of the coated papers market and weaker Brazilian real, partially offset by higher average selling prices.

Operating Expenses

					Percent of Net Sales
	2008	2007	Change	Percent Change	2008	2007
	(dollars in millions)
Net Sales	$767.9	$714.8	$53.1	7.4%
Cost of products sold	664.7	606.7	58.0	9.6	86.6%	84.9%
Gross Profit	$103.2	$108.1	$(4.9)	(4.5)%	13.4%	15.1%

Gross profit in 2008 was $103.2 million, a decrease of $4.9 million, or 4.5 percent, from $108.1 million for 2007. The gross profit margin in 2008 was 13.4 percent of net sales, decreasing from 15.1 percent in 2007. Gross profit decreased due to inflationary cost increases of $30.4 million, start-up costs of $12.7 million related to the rebuild of PdM’s paper machine, unfavorable foreign currency impacts of $4.4 million and unfavorable fixed cost absorption of $2.7 million. These negative impacts were partially offset by higher average selling prices as well as changes in sales volumes of $33.2 million, primarily due to an improved mix of products sold, and improved manufacturing costs of $6.2 million.

Inflationary cost increases during 2008, related to higher energy rates, per ton wood pulp prices, other purchased materials costs and labor rates combined to unfavorably impact operating results by $30.4 million. Higher purchased energy costs in 2008 unfavorably impacted operating results by $17.1 million, primarily in France. Changes in per ton wood pulp prices in 2008, primarily in France and Brazil, increased operating expenses by $5.7 million compared with 2007. The average per ton list price of northern bleached softwood kraft pulp in the United States was $860 in 2008 compared with $825 per metric ton in 2007.

During the first quarter of 2008, the rebuilt paper machine at PdM initiated operations as part of the plan to restructure the PdM operation. The longer than expected start-up negatively impacted 2008 operating profit by $12.7 million.

Lower production volumes for tobacco-related papers and commercial and industrial products in all 3 segments were partially offset by increased production volumes in the French RTL operation.

Higher average selling prices, resulting primarily from an improved mix of products sold primarily in the United States, increased operating results during 2008 by $28.3 million versus 2007.

Nonmanufacturing Expenses

					Percent of Net Sales
	2008	2007	Change	Percent Change	2008	2007
	(dollars in millions)
Selling expense	$23.1	$22.8	$0.3	1.3%	3.0%	3.2%
Research expense	8.3	8.0	0.3	3.8	1.1	1.1
General expense	32.8	35.4	(2.6)	(7.3)	4.3	5.0
Nonmanufacturing expenses	$64.2	$66.2	$(2.0)	(3.0)%	8.4%	9.3%

Nonmanufacturing expenses in 2008 decreased by $2.0. million, or 3.0 percent, to $64.2 million from $66.2 million in 2007, primarily due to lower accruals for incentive expenses. Nonmanufacturing expenses were 8.4 percent and 9.3 percent of net sales in 2008 and 2007, respectively.

Restructuring and Impairment Expense

Total restructuring and impairment expense of $22.1 million was recognized in 2008, including $4.7 million for employee severance and other cash costs, $14.0 million for asset impairment charges and $3.4 million for accelerated depreciation and other non-cash charges. Total restructuring expense of $24.0 million was recognized during 2007, including $10.7 million for asset impairment charges, $10.2 million for employee severance and $3.1 for accelerated depreciation.

Operating Profit (Loss)

				Return on Net Sales
	2008	2007	Percent Change	2008	2007
	(dollars in millions)
France	$17.1	$27.1	(36.9)%	3.5%	6.2%
United States	19.3	5.0	N.M.	8.5	2.2
Brazil	(9.7)	(3.3)	N.M.	(13.8)	(4.5)
Subtotal	26.7	28.8	(7.3)
Unallocated expenses	(9.8)	(10.9)	(10.1)
Total	$16.9	$17.9	(5.6)%	2.2%	2.5%

N.M.  Not Meaningful

Operating profit in 2008 was $16.9 million compared with an operating profit of $17.9 million in 2007. Operating profit was higher in our U.S. segment and lower in our Brazilian and French segments.

The French segment’s operating profit in 2008 was $17.1 million, a decrease of $10.0 million, or 36.9 percent, from an operating profit of $27.1 million in 2007. The decrease was primarily due to:

•	Inflationary cost increases of $19.9 million, mainly due to increased energy rates of $10.3 million and higher wood pulp and materials prices of $7.5 million.

•	Start-up costs of the rebuilt paper machine at PdM of $12.7 million.

•	Increased restructuring and impairment expenses of $6.6 million.

•	The unfavorable effects of foreign currency translation of $1.4 million.

The negative factors were partially offset by:

•	The benefits of cost savings programs.

•	Increased sales volumes, primarily in RTL products, which improved operating results by $8.5 million.

•	Favorable fixed cost absorption of $3.8 million.

•	Higher average selling prices of $7.4 million, primarily due to an improved mix of products sold.

•	Decreased nonmanufacturing expenses.

The U.S.  segment’s operating profit in 2008 was $19.3 million, a $14.3 million increase from an operating profit of $5.0 million in 2007. The increase was primarily due to:

•
The favorable combined effect of higher average selling prices, primarily due to increased sales of cigarette paper for LIP cigarettes and lower sales of commercial and industrial papers of $17.9 million.

•	Decreased restructuring expenses of $11.3 million.

•	The benefits of costs savings programs.

•	Reduced nonmanufacturing expenses.

These positive factors were partially offset by:

•	Inflationary cost increases of $6.1 million, mainly due to higher energy rates.

•	Unfavorable fixed cost absorption of $6.5 million as a result of reduced machine production schedules.

Brazil’s operating loss in 2008 was $9.7 million, compared with an operating loss of $3.3 million in 2007. The increased operating loss was primarily due to:

•	The stronger Brazilian real versus the U.S. dollar for a portion of the year, which had a $3.0 million unfavorable impact.

•	Inflationary cost increases of $4.4 million, mainly due to increased wood pulp prices and higher energy rates.

•	Increased restructuring expenses of $2.8 million.

These negative factors were partially offset by:

•	Benefits of cost savings programs and improved mill operations.

•	Higher average selling prices, which had a favorable impact on operating profit of $3.0 million.

•	Lower nonmanufacturing expenses.

Non-Operating Expenses

Interest expense of $10.5 million in 2008 increased from $5.9 million for 2007. Average debt levels increased significantly during 2008 versus 2007, mainly due to the acquisition of the LTRI noncontrolling interest in the first quarter of 2008, which was partially offset by lower weighted average effective interest rates. The weighted average effective interest rates on our revolving debt facilities were approximately 3.9 percent and 5.4 percent for 2008 and 2007, respectively.

Other expense, net was $3.4 million and $0.1 million in 2008 and 2007, respectively, primarily due to net foreign currency transaction losses of $4.0 million and $1.1 million in 2008 and 2007, respectively.

Income Taxes

A $1.9 million income tax benefit was recognized for 2008 compared with a $0.5 million income tax provision recognized in 2007. Both periods were impacted by tax benefits from substantial restructuring and impairment expenses and our foreign holding company structure. In 2008, we incurred $1.2 million in deferred tax expense as a result of a legal reorganization during 2008 and a decision by management to consider the undistributed earnings of LTRI to be permanently reinvested.

Noncontrolling Interest

Net income attributable to noncontrolling interest decreased to $0.2 million in 2008 from $8.0 million in 2007. This $7.8 million decrease was due to our acquisition of the LTRI noncontrolling interest in January 2008.

Loss from Equity Affiliates

The loss from equity affiliates in 2008 was $4.0 million compared with $0.2 million in 2007 and represents our 50 percent share of the net loss associated with our joint venture paper mill in China. The loss in 2008 includes operations start-up costs.

Net Income Attributable to SWM and Net Income per Share

Net income attributable to SWM in 2008 was $0.7 million, or $0.04 per basic and diluted share, compared with $3.4 million of net income attributable to SWM, or $0.22 per basic and diluted share in 2007. The decrease in net income attributable to SWM in 2008 was primarily due to decreased gross profit as a result of higher inflationary and manufacturing costs partially offset by the benefit of the LTRI noncontrolling interest acquisition and higher average selling prices.

Year Ended December 31, 2007 Compared with the Year Ended December 31, 2006

Net Sales

	2007	2006	Percent Change	Consolidated Sales Volume Change
	(dollars in millions)
France	$435.0	$385.0	13.0%	3.6%
United States	226.0	221.8	1.9	(9.9)
Brazil	73.0	67.3	8.5	1.7
Subtotal	734.0	674.1
Intersegment	(19.2)	(18.9)
Total	$714.8	$655.2	9.1%	0.4%

Net sales in 2007 were $714.8 million, a 9.1 percent increase compared with $655.2 million in 2006. The increase of $59.6 million consisted of the following (dollars in millions):

	Amount	Percent
Changes in currency exchange rates	$30.6	4.7%
Changes in selling price and product mix	29.7	4.5
Changes in sales volumes	(0.7)	(0.1)
Total	$59.6	9.1%

•
Changes in currency exchange rates favorably impacted the net sales comparison by $30.6 million in 2007 compared with 2006. The euro, Brazilian real and the Philippine peso were all stronger against the U.S. dollar in 2007 by 9.1 percent, 12.8 percent and 11.9 percent, respectively.

•
Higher average selling prices had a favorable $29.7 million, or 4.5 percent, impact on the net sales comparison, primarily reflecting an improved mix of products sold in both France and the United States.

•	Unit sales volumes increased by 0.4 percent despite having an unfavorable $0.7 million impact on net sales dollars.

•	Sales volumes of the French segment increased by 3.6 percent reflecting increased RTL product sales, partially offset by lower sales volumes of tobacco-related papers.

•	Sales volumes in Brazil increased by 1.7 percent due to increased tobacco-related papers sales, partially offset by decreased non-tobacco paper sales.

•	Sales volumes in the United States decreased by 9.9 percent due to both tobacco-related and commercial and industrial papers sales volumes.

Sales of tobacco-related products accounted for approximately 90 percent of net sales in both 2007 and 2006.

French segment 2007 net sales of $435.0 million increased $50.0 million, or 13.0 percent, from $385.0 million in 2006. The increase was primarily the result of the stronger euro, and to a lesser extent, a more favorable mix of products sold and increased sales volumes.

The U.S. segment 2007 net sales of $226.0 million represented an increase of $4.2 million, or 1.9 percent, compared with $221.8 million in 2006. The increase in net sales of the U.S. segment primarily resulted from an improved mix of products sold, partially offset by lower sales volumes.

The Brazil segment realized an increase in net sales in 2007 of $5.7 million, or 8.5 percent, to $73.0 million from $67.3 million in 2006. The Brazilian segment’s net sales increase was due to the stronger Brazilian real, an improved mix of products sold and increased sales volumes.

Operating Expenses

					Percent of Net Sales
	2007	2006	Change	Percent Change	2007	2006
	(dollars in millions)
Net Sales	$714.8	$655.2	$59.6	9.1%
Cost of products sold	606.7	571.1	35.6	6.2	84.9%	87.2%
Gross Profit	$108.1	$84.1	$24.0	28.5%	15.1%	12.8%

Gross profit was $108.1 million in 2007, an increase of $24.0 million, or 28.5 percent, versus $84.1 million in 2006. The gross profit margin was 15.1 percent in 2007, increasing from 12.8 percent in 2006. Gross profit in 2007 was favorably impacted by an improved mix of products sold, improved mill operations including cost reduction activities and favorable fixed cost absorption, and was unfavorably impacted by inflationary cost increases.

Increased average selling prices, primarily caused by an improved mix of products sold in both France and the United States, combined with the impact of changes in sales volumes, to increase 2007 operating results by $24.6 million compared with 2006.

Improved mill operations and cost reduction activities in all business segments significantly benefited 2007 results. Increased machine operating schedules in the French reconstituted tobacco leaf operation offset decreased machine schedules and lower production volumes for tobacco-related and commercial and industrial papers primarily in the United States and France and caused an overall improved absorption of mill fixed costs, positively impacting operating profit by $3.4 million during 2007 compared with 2006.

Inflationary cost increases unfavorably impacted operating results by $13.0 million in 2007 versus 2006, due to higher per ton wood pulp costs, other purchased material costs and labor rates. For the full year of 2007, purchased energy costs were essentially unchanged compared with 2006 despite rising markedly during the fourth quarter of 2007. Higher per ton wood pulp costs increased operating expenses by $7.8 million in 2007 versus 2006. The average list price of NBSK was $825 per metric ton in 2007, an increase of 13.8 percent compared with $725 per metric ton in 2006. Higher other purchased materials prices and higher labor rates combined to increase operating expenses by $5.0 million in 2007 compared with 2006.

The weaker U.S. dollar versus the Brazilian real and euro had a $5.0 million unfavorable impact on 2007 operating results compared with 2006. Restructuring expenses increased by $2.9 million during 2007 compared with 2006.

Nonmanufacturing Expenses

					Percent of Net Sales
	2007	2006	Change	Percent Change	2007	2006
	(dollars in millions)
Selling expense	$22.8	$22.7	$0.1	0.4%	3.2%	3.5%
Research expense	8.0	7.3	0.7	9.6	1.1	1.1
General expense	35.4	27.7	7.7	27.8	5.0	4.2
Nonmanufacturing expenses	$66.2	$57.7	$8.5	14.7%	9.3%	8.8%

Nonmanufacturing expenses increased $8.5 million, or 14.7 percent, to $66.2 million in 2007 from $57.7 million in 2006, primarily due to increased general expense, which was primarily attributable to higher employee incentive compensation and legal fees. Only minimal incentive compensation was incurred in 2006 due to lower overall financial performance whereas 2007 expenses reflected more normal levels of incentive achievement. Additional legal expenses were incurred in 2007 for compliance, intellectual property and due diligence activities. Nonmanufacturing expenses were 9.3 percent and 8.8 percent of net sales in 2007 and 2006, respectively.

Restructuring Expense

Total restructuring expense of $24.0 million was recognized in 2007, including $10.7 million for asset impairment charges, $10.2 million for severance related costs and $3.1 million for accelerated depreciation. Total restructuring expense of $21.1 million was recognized in 2006, including $15.4 million for severance related and other cash costs and $5.7 million for accelerated depreciation and other non-cash costs.

Operating Profit (Loss)

					Return on Net Sales
	2007	2006	Percent Change		2007	2006
	(dollars in millions)
France	$27.1	$8.1	N.M	%	6.2%	2.1%
United States	5.0	5.2	(3.8)		2.2	2.3
Brazil	(3.3)	(0.7)	N.M.		(4.5)	(1.0)
Subtotal	28.8	12.6	N.M.
Unallocated expenses	(10.9)	(7.3)	49.3
Total	$17.9	$5.3	N.M.	%	2.5%	0.8%

N.M.  Not Meaningful

Operating profit was $17.9 million in 2007, which was higher than 2006 by $12.6 million. Operating profit as a percent of net sales was 2.5 percent and 0.8 percent during 2007 and 2006, respectively. Increased average selling prices, primarily due to an improved mix of products sold, combined with the impact of changes in sales volumes to increase operating profit by $24.6 million during 2007 versus 2006. Cost reduction activities contributed favorably to operating results across all segments. Increases in paper machine operating schedules in France, primarily due to increased production volumes at LTRI, caused higher absorption of mill fixed costs and positively impacted operating profit by $3.4 million during 2007 versus 2006. Inflation unfavorably impacted 2007 operating results by $13.0 million compared with 2006, primarily due to higher wood pulp prices, other purchased materials prices and labor rates in 2007. Restructuring expenses increased $2.9 million during 2007 compared with 2006.

The French segment’s operating profit was $27.1 million in 2007, an increase of $19.0 million from an operating profit of $8.1 million in 2006. The improvement was primarily due to:

•	Improved mill operations, in part reflecting the benefits of restructuring activities.

•	Higher average selling prices, primarily as a result of an improved mix of products sold, improved operating results by $7.4 million.

•	Favorable fixed cost absorption from improved machine utilization of $6.0 million.

•	A $5.4 million reduction in restructuring expenses.

•	Increased sales volumes that improved operating results by $3.7 million.

These improvements were partially offset by inflationary cost increases of $5.8 million in 2007 versus 2006, primarily due to higher per ton wood pulp costs.

The U.S. segment’s operating profit was $5.0 million in 2007, a $0.2 million decrease from an operating profit of $5.2 million in 2006. This decrease was primarily related to:

•	Increased restructuring expenses of $7.9 million.

•	Inflationary cost increases of $4.9 million, primarily due to higher per ton wood pulp costs and higher energy rates.

•	Unfavorable fixed cost absorption of $2.6 million.

These decreases were partially offset by:

•	Changes in sales volumes and higher average selling prices, primarily as a result of an improved mix of products sold, improved operating results by $12.3 million in 2007.

•	Improved mill operations, including cost reduction activities.

Brazil’s operating loss was $3.3 million in 2007 versus an operating loss of $0.7 million in 2006, primarily due to a $4.5 million unfavorable impact of the stronger Brazilian real versus the U.S. dollar.

Non-Operating Expenses

Interest expense was $5.9 million and $5.5 million in 2007 and 2006, respectively. The increase in interest expense was primarily due to higher average debt levels during 2007 versus 2006. The weighted average effective interest rates on our 5-year revolving debt facilities were approximately 5.4 percent for 2007 and 5.6 percent during 2006.

Other expense, net in both 2007 and 2006 included interest income and foreign currency transaction gains and losses. Other expense, net was $0.1 million in 2007 compared with $0.5 million in 2006, primarily due to foreign currency transaction losses of $1.1 million and $1.3 million in 2007 and 2006, respectively.

Income Taxes

The provision for income taxes reflected an effective income tax rate of 4.2 percent in 2007 compared with a negative effective income tax rate in 2006. The difference in effective tax rates was primarily attributable to differences in the level of earnings between the 2 years, changes in the geographic mix of taxable earnings and the tax impact of our foreign holding company structure.

Noncontrolling Interest

Net income attributable to noncontrolling interest in 2007 increased to $8.0 million from $4.1 million in 2006. This $3.9 million, or 95.1 percent, increase reflected higher earnings of LTRI, which during 2007 had a 28 percent noncontrolling owner.

Loss from Equity Affiliates

The loss from equity affiliates was zero in 2007 compared with $0.2 million in 2006 and represents our 50 percent share of the pre-operating expenses associated with our recently formed joint venture in China.

Net Income (Loss) Attributable to SWM and Earnings (Loss) Per Share

Net income attributable to SWM increased to $3.4 million in 2007 from a net loss attributable to SWM of $0.8 million in 2006, primarily due to improved results for reconstituted tobacco products and LIP cigarette papers as well as significant savings from cost reduction activities. Diluted earnings per share in 2007 increased to $0.22 per share from a diluted loss per share of $0.05 per share in 2006. Substantial pre-tax restructuring expenses of $24.0 million and $21.1 million were included in the results for 2007 and 2006, respectively.

Liquidity and Capital Resources

A major factor in our liquidity and capital resource planning is our generation of cash flow from operations, which is sensitive to changes in the sales mix, volume and pricing of our products, as well as changes in our production volumes, costs and working capital. Our liquidity is supplemented by funds contractually available under our revolving credit facility with a syndicate of banks that is used as either operating conditions or strategic opportunities warrant. Our ability to access contractually available funds depends on the continued performance by our lenders. Capital spending for 2009 is projected to range between $20 and $30 million. Other cash needs, including pension funding and capitalized software spending, are projected to range between $20 and $30 million. As previously noted, we completed the acquisition of the 28 percent noncontrolling interest in LTRI in January 2008 at a cost of $51.3 million and have been engaged in substantial restructuring activities since 2006 in the United States, Brazil and France. Each of these activities is expected to contribute to improved earnings and a more competitive production base over the longer-term. However, in order to implement these initiatives, we incurred higher levels of debt than we traditionally have carried, while at the same time we experienced less favorable earnings from operations undergoing restructuring activities. However, by year-end 2008 we had reduced debt levels and experienced improving results from operations such that we are now closer to our historical debt to equity levels. We continue to monitor our cash flows and debt levels closely while the credit markets and macro economic conditions remain in an unsettled state.

Cash Requirements

As of December 31, 2008, we had net operating working capital of $54.0 million and cash and cash equivalents of $11.9 million, compared with net operating working capital of $41.6 million and cash and cash equivalents of $4.0 million as of December 31, 2007. Changes in these absolute amounts include the impacts of changes in currency exchange rates which are not included in the changes in operating working capital presented on the consolidated statements of cash flow. Based upon our existing cash and operating working capital levels, expected operating cash flows and capital spending, contractual availability of borrowings under our existing credit facilities and continued performance by our lenders, we believe we have the necessary financial resources to satisfy our current and future liquidity needs.

Cash Flows from Operating Activities

	For the Years Ended December 31,
	2008	2007	2006
	(dollars in millions)
Net income	$0.9	$11.4	$3.3
Non-cash items included in net income
Depreciation and amortization	47.4	39.2	38.2
Asset impairment charges and restructuring-related accelerated depreciation	17.6	13.8	5.2
Amortization of deferred revenue	(5.8)	(6.0)	(5.9)
Deferred income tax provision (benefit)	(22.3)	(13.6)	(10.6)
Loss from equity affiliates	4.0	—	0.2
Pension and other postretirement benefits	(2.5)	(3.8)	(0.7)
Stock-based employee compensation	0.8	4.7	1.1
Other items	—	0.2	0.6
Net changes in operating working capital	(6.8)	25.4	20.4
Cash Provided by Operations	$33.3	$71.3	$51.8

Net cash provided by operations was $33.3 million in 2008 compared with $71.3 million in 2007. Since the first quarter of 2008, we have generated $41.3 million in cash from operations compared with $8.0 million cash used by operations during the first quarter of the year.

Prior to 2002, our cash provided by operations included advance payments from customers for future product purchases. We recorded these advance payments as deferred revenue, which is now being amortized into net sales as earned and credited to customers based upon a mutually agreed-upon amount per unit of product sales. We had $18.3 million of deferred revenue on our December 31, 2008 consolidated balance sheet. At the current volume levels, we expect to fully amortize this amount by recognizing amortization of approximately $6 million per year through 2011.

Operating Working Capital

	For the Years Ended December 31,
	2008	2007	2006
	(dollars in millions)
Changes in operating working capital:
Accounts receivable	$3.3	$(2.7)	$20.3
Inventories	5.5	(3.8)	11.9
Prepaid expenses	0.3	3.3	(0.6)
Accounts payable	(3.4)	9.4	(11.5)
Accrued expenses	(8.7)	9.7	0.9
Accrued income taxes	(3.8)	9.5	(0.6)
Net changes in operating working capital	$(6.8)	$25.4	$20.4

In 2008, net changes in operating working capital contributed unfavorably to cash flow by $6.8 million, primarily due to decreased accrued expenses and accrued income taxes resulting from payments of prior period accruals for restructuring, incentive compensation, and income taxes. These increases in net working capital were partially offset by lower inventories due primarily to sales of inventories built up in advance of the Lee Mills shutdown.

During 2007, changes in operating working capital contributed favorably to cash flow by $25.4 million, primarily due to increased accounts payable, accrued incentive compensation costs and accrued income taxes from improved LTRI earnings, partially offset by increased inventories and accounts receivable.

In 2006, changes in operating working capital contributed favorably to cash flow by $20.4 million, primarily due to lower accounts receivable and inventories, partially offset by lower accounts payable. The decrease in operating working capital was due to a concerted effort by us to improve performance in this area. The decrease in accounts payable was primarily due to reduced purchasing activity, especially in France where mill production levels have decreased. During 2006, we occasionally sold receivables without recourse to improve liquidity and shorten the collection cycle when it was economical to do so.

Cash Flows from Investing Activities

	For the Years Ended December 31,
	2008	2007	2006
	(dollars in millions)
Capital spending	$(35.3)	$(47.7)	$(9.6)
Capitalized software costs	(6.4)	(8.9)	(3.8)
Acquisitions, net of cash acquired	(51.3)	—	—
Investment in equity affiliates	(1.9)	(12.8)	(2.9)
Other	(0.2)	(3.5)	4.0
Cash Used for Investing	$(95.1)	$(72.9)	$(12.3)

Cash used for investing activities increased in 2008 by $22.2 million versus 2007 primarily due to the $51.3 million acquisition of the LTRI noncontrolling interest partially offset by lower capital spending and lower investments in equity affiliates. We made our final contractual equity contribution in January 2008 of $1.9 million to the China paper joint venture.

Cash used for investing activities increased in 2007 by $60.6 million versus 2006 primarily due to increases in capital spending, China joint venture funding and capitalized software costs. Equity investments for our tobacco-related papers joint venture in China totaled $12.8 million during 2007.

Capital Spending

Capital spending was $35.3 million, $47.7 million and $9.6 million in 2008, 2007 and 2006, respectively. The decrease in capital spending during 2008 compared with 2007 was primarily due to lower restructuring-related projects. Significant capital spending in 2008 included $5.3 million at PdM for a paper machine rebuild and improvements to the bobbin slitting process, $3.8 million for a new coating machine at the Newberry, South Carolina facility and $2.1 million for improvements at LTRI.

In 2007, spending for capital projects included the following: $15.3 million for a paper machine rebuild and additional robotization of converting units at PdM, $9.2 million for a paper machine rebuild in Brazil and $3.6 million for a production facility and related equipment in Newberry, South Carolina for the processing of cigarette paper for LIP cigarettes.

We incur spending necessary to meet legal requirements and otherwise relating to the protection of the environment at our facilities in the United States, France, the Philippines, Indonesia, Brazil and Canada. For these purposes, we incurred total capital expenditures of $0.3 million in 2008, and expect to incur less than $1 million in each of 2009 and 2010, of which no material amount was the result of environmental fines or settlements. Including expenditures associated with environmental matters, as of December 31, 2008, we had no material unrecorded outstanding commitments for capital expenditures. The foregoing capital expenditures to protect the environment are not expected to have a material adverse effect on our financial condition or results of operation.

Capital spending for 2009 is expected to be in the range of $20 million to $30 million.

Capitalized software costs totaled $6.4 million, $8.9 million and $3.8 million in 2008, 2007 and 2006, respectively. Capitalized software costs included an enterprise-wide information system in France. During the period of 2005 to 2008, we spent a total of $18.0 million on this project, primarily $6.3 million in 2008, $7.3 million in 2007 and $3.8 million in 2006. A portion of the system became operational during the first quarter of 2008 triggering $2.3 million in amortization expense in 2008.

Acquisitions

We purchased the noncontrolling interest in LTRI in January 2008 as described in Note 16, Acquisition, of the Notes to Consolidated Financial Statements.

Cash Flows from Financing Activities

	For the Years Ended December 31,
	2008	2007	2006
	(dollars in millions)
Cash dividends paid to SWM stockholders	$(9.4)	$(9.4)	$(9.4)
Cash dividends paid to noncontrolling interest	—	—	(3.7)
Net changes in debt	85.5	1.5	(20.7)
Purchases of treasury stock	(6.3)	(5.8)	—
Proceeds from exercise of stock options	0.2	4.4	2.2
Excess tax benefits of stock-based awards	—	0.4	0.5
Cash Provided by (Used for) Financing	$70.0	$(8.9)	$(31.1)

Financing activities during 2008 included net borrowings of $129.8 million and repayments of $44.3 million. Other 2008 financing activities included cash dividends of $9.4 million paid to SWM stockholders as well as purchases of 388,309 shares of common stock for $6.3 million.

Financing activities during 2007 included debt borrowings of $32.7 million and debt repayments of $31.2 million for a net debt increase of $1.5 million, cash dividends paid to SWM stockholders of $9.4 million and purchases of 249,016 shares of common stock for $5.8 million. We issued 206,307 common shares from treasury stock for options exercised in 2007 with proceeds of $4.4 million.

Financing activities in 2006 included borrowings of $105.8 million and repayments of $126.5 million, for a net decrease in debt of $20.7 million corresponding to a decrease in operating working capital. Other 2006 financing activities included dividends paid to SWM stockholders and minority owners as well as proceeds from stock option exercises.

Dividend Payments

We have declared and paid cash dividends of $0.15 per share of our Common Stock every fiscal quarter since the second quarter of 1996. We currently expect to continue this level of quarterly dividend. Our Credit Agreement covenants require us to maintain certain financial ratios, as disclosed in Note 10, Debt, of the Notes to Consolidated Financial Statements, none of which under normal business conditions materially limit our ability to pay such dividends.

On February 5, 2009, we announced that the Board of Directors had declared a quarterly cash dividend of $0.15 per share of Common Stock. The dividend will be payable on March 23, 2009 to stockholders of record on February 23, 2009.

Cash dividends paid to noncontrolling interest owners in 2006 related to the noncontrolling interest owners’ share of dividends paid by LTRI before we purchased the noncontrolling interest in LTRI in January 2008.

Share Repurchases

We repurchased a total of 388,309 shares of our common stock during 2008 at a cost of $6.3 million. See Part II, Item 5, Repurchases of Equity Securities of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2009. Corporate repurchases are effected during open trading windows or pursuant to 10b5-1 plans that permit share repurchases to be made at predetermined stock price levels, without restricting such repurchases to specific windows of time. Future common stock repurchases will be dependent upon various factors, including the stock price, strategic opportunities and cash availability.

Debt Instruments

	For the Years Ended December 31,
	2008	2007	2006
	(dollars in millions)
Changes in short-term debt	$18.9	$(4.4)	$(13.7)
Proceeds from issuances of long-term debt	110.9	32.7	105.8
Payments on long-term debt	(44.3)	(26.8)	(112.8)
Net changes in debt	$85.5	$1.5	$(20.7)

Primarily due to the LTRI noncontrolling interest acquisition, machine start-up costs for restructuring-related activities, reduced cash generated from operations and higher capital spending, our net proceeds from long-term debt were $110.9 million and from short-term debt were $18.9 million during 2008. We anticipate additional borrowings in the range of approximately $10 to $20 million during 2009. With this level of borrowing and forecasted operating results, we expect to remain in compliance with our Credit Agreement financial covenants.

As of December 31, 2008, we had $3.0 million available on our U.S. Revolver and $66.7 million available on our Euro Revolver. We also had contractual availability under our bank overdraft facilities and lines of credit of $12.1 million as of December 31, 2008. The Credit Agreement contains covenants that are customary for facilities of this type that, among other things, require the Company to maintain (a) a net debt to equity ratio not to exceed 1.0 and (b) a net debt to adjusted EBITDA ratio not to exceed 3.0. As of December 31, 2008, the net debt to equity ratio was 0.61, and the net debt to adjusted EBITDA ratio was 1.97. Based on our debt covenant restrictions as of December 31, 2008, we could have borrowed an additional $76.5 million from our Credit Agreement and bank overdraft facilities without violating the most restrictive of those covenants.

Our total debt to capital ratios at December 31, 2008 and December 31, 2007 were 39.3 percent and 21.5 percent, respectively.

Other Factors Affecting Liquidity and Capital Resources

The following table represents our future contractual cash requirements for the next 5 years and thereafter for our long-term debt obligations and other commitments (dollars in millions):

	Payments due for the periods ended
	Total	2009	2010	2011	2012	2013	Thereafter
Contractual Obligations
Current debt(1)	$34.9	$34.9	$—	$—	$—	$—	$—
Long-term debt(2)	144.9	—	9.3	2.2	130.6	2.6	0.2
Debt interest(3)	15.9	4.8	4.3	4.2	2.5	0.1	—
Restructuring obligations(4)	5.4	5.4	—	—	—	—	—
Minimum operating lease payments(5)	4.7	1.2	1.2	1.1	0.8	0.4	—
Purchase obligations—raw materials(6)	49.1	22.8	19.1	1.8	1.8	1.8	1.8
Purchase obligations—energy(7)	99.7	35.4	20.5	4.2	4.2	4.2	31.2
Other long-term liabilities(8)(9)(10)	3.3	3.3	—	—	—	—	—
Total	$357.9	$107.8	$54.4	$13.5	$139.9	$9.1	$33.2

(1)	Current debt includes borrowings against bank overdraft facilities; see Note 10, Debt, of the Notes to Consolidated Financial Statements.

(2)	See additional information regarding long-term debt in Note 10, Debt, of the Notes to Consolidated Financial Statements.

(3)
The amounts reflected in debt interest are based upon the short-term and long-term scheduled principal maturities and interest rates in effect as of December 31, 2008. Where specific maturities are not stated, such as for an overdraft line-of-credit, a repayment date coinciding with the end of the year was used for purposes of these calculations. Since our debt is largely variable interest rate debt, applicable market interest rates were assumed to be the same as at December 31, 2008 for purposes of these calculations. With respect to our variable-rate debt outstanding at December 31, 2008, a 1 percentage point increase in interest rates would increase our debt interest obligation by $1.5 million in 2009. For more information regarding our outstanding debt and associated interest rates, see Note 10, Debt, of the Notes to Consolidated Financial Statements.

(4)
Restructuring obligations are more fully discussed in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operation, Recent Developments, and Note 9, Restructuring Activities, of the Notes to Consolidated Financial Statements.

(5)
Minimum operating lease payments relate to our future minimum obligations under non-cancelable operating leases having an initial or remaining term in excess of 1 year as of December 31, 2008. In addition, our total future minimum obligations under non-cancelable operating leases having an initial or remaining term in excess of 1 year as of December 31, 2008 are $1.2 million or less annually over each of the next 5 years.

(6)
Purchase obligations for raw materials include our calcium carbonate purchase agreement at our mill in Quimperlè, France, in which a vendor operates an on-site calcium carbonate plant and our mill has minimum purchase quantities. See Note 15, Commitments and Contingencies, of the Notes to Consolidated Financial Statements for additional information.

(7)
Purchase obligations for energy include obligations under agreements with (1) an energy cogeneration supplier at our mills in Quimperle and Spay, France, to supply steam and our mills have minimum purchase commitments (2) a natural gas supplier to supply and distribute 100 percent of the natural gas needs of our Quimperlè mill in France and (3) an energy supplier to supply a constant supply of electricity for our Pirahy mill in Brazil. See Note 15, Commitments and Contingencies, of the Notes to Consolidated Financial Statements for additional information.

(8)
In 2008, we amended our supplemental employee retirement plan to allow participants the option to receive a lump sum payment of their benefits. All participants elected to receive a lump sum which will be paid in 2009. We have a recorded liability of $3.3 million at December 31, 2008, for this obligation.

(9)
The amounts reflected in other long-term liabilities do not include any amounts for our pension obligations except for the supplemental employee retirement plan as indicated in note 8 above. The pension obligations are funded by our separate pension trusts, which held $86.3 million in assets at December 31, 2008. The combined projected benefit obligation, or PBO, of our U.S. and French pension plans was underfunded by $62.3 million and $27.1 million as of December 31, 2008 and 2007, respectively. We make contributions to our pension trusts based on many factors including regulatory guidelines, investment returns of the trusts and availability of cash for pension contributions versus other priorities. We made pension contributions of $5.2 million to our U.S. and French pension plans during 2008. We expect to contribute $12 to $15 million during 2009. We expect 2009 funding to be in compliance with the Pension Protection Act of 2006. For information regarding our long-term pension obligations and trust assets, see Note 13, Postretirement and Other Benefits, of the Notes to Consolidated Financial Statements.

(10)
The amounts reflected in other long-term liabilities do not include any amounts for our postretirement healthcare and life insurance benefits. Such payments are dependent upon the incurrence of costs and filing of claims by our retirees and thus the amounts of such future payments are uncertain. Our net payments under these plans were $1.6 million and $1.9 million in the years ended December 31, 2008 and 2007, respectively. Based on this past experience, we currently expect our share of the net payments to be approximately $1 to $2 million during 2009 for these benefits. For more information regarding our retiree healthcare and life insurance benefit obligations, see Note 13, Postretirement and Other Benefits, of the Notes to Consolidated Financial Statements.

Outlook

We expect to realize earnings improvement from increased sales of RTL and cigarette paper for LIP cigarettes during 2009, especially as the U.S. market implements what is now essentially 100 percent lower ignition propensity regulation by January 2010. Additional earnings improvement is expected from operational performance improvements in France on the PdM paper machine rebuilt as part of the restructuring plan for that location coupled with expected continued improvement in our Brazilian operation as a result of a better currency situation as well as the benefits of restructuring and pricing actions implemented since mid-2008. We have completed global customer negotiations and achieved results in line with our expectations and goals for 2009. After a longer than expected period of customer qualifications, we are now gaining sales volume at our new paper joint venture in China and expect to narrow losses progressively through 2009. Finally, inflationary cost increases are expected to continue to moderate given world-wide recessionary impacts, with lower purchased wood pulp already having provided a benefit to earnings during the fourth quarter of 2008.

Poor world-wide economic conditions may negatively effect our earnings growth during 2009. Likely increases in cigarette taxation to mitigate government revenue declines and lower levels of disposable income among smokers, especially in developing countries, could decrease demand. The U.S. federal government passed legislation for child health care programs funded by a significant increase in cigarette and other tobacco product excise taxes. Further, we continue to evaluate how best to balance our capacity for traditional paper products in France and the United States to available demand and will likely announce additional restructuring actions during 2009.

The expected earnings and cash generation improvement during 2009, coupled with our existing debt capacity, supports our strategies to transform Schweitzer-Mauduit through growth of our high-value franchises for reconstituted tobacco leaf and cigarette paper for lower ignition propensity cigarettes. Also, we will continue the necessary restructuring of our operations to balance capacity between our western and developing country locations.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act. These statements include those in the “Outlook” and “Critical Accounting Policies and Estimates” sections and our expectations elsewhere in Management’s Discussion and Analysis of Financial Condition and Results of Operation, and in “Factors That May Affect Future Results” under “Risk Factors” in Item 1A. They also include statements containing “expect,” “anticipate,” “project,” “appears,” “should,” “could,” “may,” “typically” and similar words. Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:

•
We have manufacturing facilities in 6 countries and sell products in over 90 countries. As a result, we are subject to a variety of import and export, tax, foreign currency, labor and other regulations within these countries. Changes in these regulations, or adverse interpretations or applications, as well as changes in currency exchange rates, could adversely impact our business in a variety of ways, including increasing expenses, decreasing sales, limiting our ability to repatriate funds and generally limiting our ability to conduct business.

•
Our financial performance is dependent upon the cost of raw materials, particularly wood pulp, purchased energy, chemicals and labor. Recently, the cost of some of these items has increased significantly, and the nature of our agreements with our customers may make it difficult to pass changes in these costs on to our customers in a timely and effective manner.

•
Our sales are concentrated to a limited number of customers. In 2008, 60 percent of our sales were to our 5 largest customers. The loss of 1 or more such customers, or a significant reduction in 1 or more of these customers’ purchases, could have a material adverse effect on our results of operations.

•
Our financial performance is materially impacted by sales of both RTL products and cigarette paper for LIP cigarettes. A significant change in the sales or production volumes, pricing or manufacturing costs of these products could have a material impact on future financial results.

•
As a result of excess capacity in the tobacco-related papers industry and increased purchased material and operating costs experienced in the last several years, competitive levels of selling prices for certain of our products are not sufficient to cover those costs with a margin that we consider reasonable. Such competitive pressures have resulted in downtime of certain paper machines and, in some cases, accelerated depreciation or impairment charges for certain equipment and employee severance expenses associated with downsizing activities. Management continues to evaluate how to operate our production facilities more effectively with reduced production volumes and additional restructuring activities are possible in the future. Management also continues to evaluate the recoverability of the property, plant and equipment, deferred tax assets and other assets of the business.

•
Our Credit Agreement contains certain financial covenants including, but not limited to, a net debt to adjusted EBITDA ratio. While we currently project that we will not fail to comply with any of these covenants, changes from the expected results of operations, higher than expected capital spending, an unanticipated need for additional borrowing or other factors could cause us to violate 1 or more of the covenants in our Credit Agreement. In the event we breach the net debt to adjusted EBITDA covenant, we believe that we could obtain a temporary waiver of that covenant, obtain an amendment of our Credit Agreement or access the markets for additional capital. However, there is no assurance that the required bank consents could be obtained for a temporary waiver or an amendment, that a temporary waiver or amendment of our credit facilities would be adequate to fully resolve the condition giving rise to the default or that we could successfully access the markets for additional capital.

•
In recent years, governmental entities around the world, particularly in the United States and western Europe, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products. Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products. Also in recent years, certain governmental entities, particularly in North America and Europe, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked. Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, or to what extent, if any, such legislation or regulations might affect our business.

Item 7A.  Quantitative and Qualitative Disclosures About Market Risk

The information with respect to our market risk is contained under the caption “Market Risk” in “Risk Factors” appearing in Part I, Item 1A of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2009.

Item 8.  Financial Statements and Supplementary Data

Index to Consolidated Financial Statements

Page
Consolidated Financial Statements
Consolidated Statements of Income (Loss) for the years ended December 31, 2008, 2007 and 2006
Consolidated Balance Sheets as of December 31, 2008 and 2007
Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income (Loss) for the years ended December 31, 2008, 2007 and 2006
Consolidated Statements of Cash Flows for the years ended December 31, 2008, 2007 and 2006
Notes to Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm

Schedules have been omitted because they are either not required, not applicable or the required information is included in the consolidated financial statements or notes thereto.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(dollars in millions, except per share and share amounts)

	For the Years Ended December 31,
	2008	2007	2006
Net Sales	$767.9	$714.8	$655.2
Cost of products sold	664.7	606.7	571.1
Gross Profit	103.2	108.1	84.1
Selling expense	23.1	22.8	22.7
Research expense	8.3	8.0	7.3
General expense	32.8	35.4	27.7
Total nonmanufacturing expenses	64.2	66.2	57.7
Restructuring and impairment expense (Notes 5 & 9)	22.1	24.0	21.1
Operating Profit	16.9	17.9	5.3
Interest expense	10.5	5.9	5.5
Other expense, net	3.4	0.1	0.5
Income (Loss) Before Income Taxes and Loss from Equity Affiliates	3.0	11.9	(0.7)
Provision (benefit) for income taxes (Note 12)	(1.9)	0.5	(4.2)
Income (loss) from equity affiliates	(4.0)	—	(0.2)
Net Income	0.9	11.4	3.3
Less: Net income attributable to noncontrolling interest	0.2	8.0	4.1
Net Income (Loss) Attributable to SWM	$0.7	$3.4	$(0.8)
Net Income (Loss) Per Share:
Basic	$0.04	$0.22	$(0.5)
Diluted	$0.04	$0.22	$(0.5)
Weighted Average Shares Outstanding:
Basic	15,339,700	15,529,400	15,393,500
Diluted	15,372,400	15,667,100	15,393,500

The accompanying notes are an integral part of these consolidated financial statements.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in millions, except per share and share amounts)

	December 31, 2008	December 31, 2007
ASSETS
Current Assets
Cash and cash equivalents	$11.9	$4.0
Accounts receivable	87.0	100.6
Inventories	118.4	131.2
Other current assets	11.1	11.4
Total Current Assets	228.4	247.2
Property, Plant and Equipment, net	407.8	456.0
Deferred Income Tax Benefits	26.4	15.2
Goodwill and Intangible Assets	15.6	2.8
Investment in Equity Affiliates	15.4	15.4
Other Assets	35.1	38.4
Total Assets	$728.7	$775.0
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current debt	$34.9	$13.6
Accounts payable	64.5	84.3
Accrued expenses	91.7	111.3
Current deferred revenue	6.0	6.0
Total Current Liabilities	197.1	215.2
Long-Term Debt	144.9	87.3
Pension and Other Postretirement Benefits	67.3	38.9
Deferred Income Tax Liabilities	11.0	25.0
Deferred Revenue	12.3	18.1
Other Liabilities	18.7	22.7
Total Liabilities	451.3	407.2
Stockholders’ Equity:
Preferred stock, $0.10 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.10 par value; 100,000,000 shares authorized; 16,078,733 shares issued; 15, 329,780 and 15,508,397 shares outstanding at December 31, 2008 and 2007, respectively	1.6	1.6
Additional paid-in-capital	64.6	68.0
Common stock in treasury, at cost, 748,953 and 570,336 shares at December 31, 2008 and 2007, respectively	(14.1)	(12.3)
Retained earnings	255.9	264.6
Accumulated other comprehensive income (loss), net of tax	(30.6)	19.9
Total Schweitzer-Mauduit Stockholders’ Equity	277.4	341.8
Noncontrolling interest	—	26.0
Total Equity	277.4	367.8
Total Liabilities and Equity	$728.7	$775.0

The accompanying notes are an integral part of these consolidated financial statements.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME (LOSS)

(dollars in millions, except per share amounts)

	For the Years Ended December 31, 2008, 2007 and 2006
	Common Stock Issued			Treasury Stock
	Shares	Amount	Additional Paid-In Capital	Shares	Amount	Retained Earnings	Unearned Compensation	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total
Balance, December 31, 2005	16,078,733	$1.6	$63.8	770,977	$(15.6)	$280.8	$(0.3)	$(38.4)	$13.8	$305.7
Net income (loss)						(0.8)			4.1	3.3
Adjustments to unrealized foreign currency translation, net of tax								23.4	1.7	25.1
Adjustments to minimum pension liability, net of tax								2.6	(0.3)	2.3
Comprehensive income, net of tax										30.7
Less: Comprehensive income attributable to noncontrolling interest, net of tax										(5.5)
Comprehensive income attributable to SWM, net of tax										25.2
Effect of adoption of SFAS No. 123R			(0.3)				0.3			—
Effect of adoption of SFAS No. 158								(8.7)		(8.7)
Dividends declared ($0.60 per share)						(9.4)				(9.4)
Dividends paid to noncontrolling interest									(3.7)	(3.7)
Restricted stock issuances, net			(1.2)	(67,803)	1.3					0.1
Return of shares				13						—
Stock-based employee compensation expense			1.1							1.1
Stock issued to directors as compensation				(6,644)	0.1					0.1
Excess tax benefits of stock-based awards			0.5							0.5
Issuance of shares for options exercised	—	—	(0.6)	(135,200)	2.8	—	—	—	—	2.2
Balance, December 31, 2006	16,078,733	1.6	63.3	561,343	(11.4)	270.6	—	(21.1)	15.6	318.6
Net income						3.4			8.0	11.4
Adjustments to unrealized foreign currency translation, net of tax								32.8	2.2	35.0
Adjustments to minimum pension liability, net of tax								8.2	0.2	8.4
Comprehensive income, net of tax										54.8
Less: Comprehensive income attributable to noncontrolling interest, net of tax										10.4
Comprehensive income attributable to SWM, net of tax										44.4
Dividends declared ($0.60 per share)						(9.4)				(9.4)
Restricted stock issuances, net			(0.7)	(28,032)	0.6					(0.1)
Stock-based employee compensation expense			4.8							4.8
Stock issued to directors as compensation				(5,684)	0.1					0.1
Excess tax benefits of stock-based awards			0.4							0.4
Purchases of treasury stock				249,016	(5.8)					(5.8)
Issuance of shares for options exercised	—	—	0.2	(206,307)	4.2	—	—	—	—	4.4
Balance, December 31, 2007	16,078,733	1.6	68.0	570,336	(12.3)	264.6	—	19.9	26.0	367.8
Net income						0.7			0.2	0.9
Acquisition of noncontrolling interest									(26.2)	(26.2)
Adjustments to unrealized foreign currency translation, net of tax								(28.7)		(28.7)
Adjustments to minimum pension liability, net of tax								(21.8)		(21.8)
Comprehensive loss, net of tax										(49.6)
Less: Comprehensive income attributable to noncontrolling interest, net of tax										0.2
Comprehensive loss attributable to SWM, net of tax										(49.8)
Dividends declared ($0.60 per share)						(9.4)				(9.4)
Restricted stock issuances, net			(4.2)	(189,646)	4.2					—
Stock-based employee compensation expense			0.8							0.8
Stock issued to directors as compensation			0.1	(6,096)						0.1
Purchases of treasury stock				388,309	(6.3)					(6.3)
Issuance of shares for options exercised	—	—	(0.1)	(13,950)	0.3	—	—	—	—	0.2
Balance, December 31, 2008	16,078,733	$1.6	$64.6	748,953	$(14.1)	$255.9	$—	$(30.6)	$—	$277.4

The accompanying notes are an integral part of these consolidated financial statements.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in millions)

	For the Years Ended December 31,
	2008	2007	2006
Operations
Net income	$0.9	$11.4	$3.3
Non-cash items included in net income
Depreciation and amortization	47.4	39.2	38.2
Asset impairments and restructuring-related accelerated depreciation	17.6	13.8	5.2
Amortization of deferred revenue	(5.8)	(6.0)	(5.9)
Deferred income tax benefit	(22.3)	(13.6)	(10.6)
Loss from equity affiliate	4.0	—	0.2
Pension and other postretirement benefits	(2.5)	(3.8)	(0.7)
Stock-based employee compensation	0.8	4.7	1.1
Other items	—	0.2	0.6
Changes in operating working capital
Accounts receivable	3.3	(2.7)	20.3
Inventories	5.5	(3.8)	11.9
Prepaid expenses	0.3	3.3	(0.6)
Accounts payable	(3.4)	9.4	(11.5)
Accrued expenses	(8.7)	9.7	0.9
Accrued income taxes	(3.8)	9.5	(0.6)
Net changes in operating working capital	(6.8)	25.4	20.4
Cash Provided by Operations	33.3	71.3	51.8
Investing
Capital spending	(35.3)	(47.7)	(9.6)
Capitalized software costs	(6.4)	(8.9)	(3.8)
Acquisitions, net of cash acquired	(51.3)	—	—
Investment in equity affiliates	(1.9)	(12.8)	(2.9)
Other	(0.2)	(3.5)	4.0
Cash Used for Investing	(95.1)	(72.9)	(12.3)
Financing
Cash dividends paid to SWM stockholders	(9.4)	(9.4)	(9.4)
Cash dividends paid to minority owners	—	—	(3.7)
Changes in short-term debt	18.9	(4.4)	(13.7)
Proceeds from issuances of long-term debt	110.9	32.7	105.8
Payments on long-term debt	(44.3)	(26.8)	(112.8)
Purchases of treasury stock	(6.3)	(5.8)	—
Proceeds from exercise of stock options	0.2	4.4	2.2
Excess tax benefits of stock-based awards	—	0.4	0.5
Cash Provided by (Used for) Financing	70.0	(8.9)	(31.1)
Effect of Exchange Rate Changes on Cash	(0.3)	0.8	0.2
Increase (Decrease) in Cash and Cash Equivalents	7.9	(9.7)	8.6
Cash and Cash Equivalents at beginning of year	4.0	13.7	5.1
Cash and Cash Equivalents at end of year	$11.9	$4.0	$13.7

The accompanying notes are an integral part of these consolidated financial statements.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business

Schweitzer-Mauduit International, Inc., or the Company, is a multinational diversified producer of premium specialty papers headquartered in the United States of America and is the world’s largest supplier of fine papers to the tobacco industry. The Company manufactures and sells paper and reconstituted tobacco products to the tobacco industry as well as specialized paper products for use in other applications. Tobacco industry products comprised approximately 90 percent of the Company’s consolidated net sales in each of the years 2006 through 2008. The primary products in the group include Cigarette Papers, used to wrap various parts of a cigarette, reconstituted tobacco leaf, or RTL, which is used as a blend with virgin tobacco in cigarettes and reconstituted tobacco wrappers and binders for machine-made cigars. These products are sold directly to the major tobacco companies or their designated converters in the Americas, Europe, Asia and elsewhere. Non-tobacco industry products are a diverse mix of products, certain of which represent commodity paper grades produced to maximize machine operations.

The Company is a manufacturer of high porosity papers, which are used in manufacturing ventilated cigarettes, banded papers for the production of lower ignition propensity, or LIP, cigarettes and the leading independent producer of RTL used in producing blended cigarettes. The Company conducts business in over 90 countries and currently operates 11 production locations worldwide, with mills in the United States, France, the Philippines, Indonesia and Brazil. The Company also has a 50 percent equity interest in a paper mill in China.

The Company’s manufacturing facilities have a long history of producing paper dating back to 1545. The Company’s domestic mills led the development of the North American tobacco-related papers manufacturing industry, which was originated by Peter J. Schweitzer, Inc. that began as an importer of cigarette papers from France in 1908.

As used in this Current Report on Form 8-K, unless the context indicates otherwise, references to “we,” “us,” “our,” “SWM,” “Schweitzer-Mauduit” or similar terms include Schweitzer-Mauduit International, Inc. and its consolidated subsidiaries.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements and the notes thereto have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. The preparation of financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. The Company believes the estimates and assumptions used in the preparation of these consolidated financial statements are reasonable, based upon currently available facts and known circumstances. Actual results may differ from those estimates and assumptions as a result of a number of factors, including those discussed elsewhere in this report and in its other public filings from time to time.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned, majority-owned and controlled subsidiaries. Noncontrolling interest represents noncontrolling stockholders’ proportionate share of the equity in SWM-B, the Company’s Brazilian paper operations, and LTRI, the Company’s French RTL operations. In January 2008, the Company acquired the noncontrolling interest in LTRI, and now owns 100 percent of LTRI (see Note 16, Acquisition). The Company’s share of the net loss of its 50 percent owned joint venture in China is included in the consolidated statements of income (loss) as loss from equity affiliates. All intercompany balances and transactions have been eliminated. The Company did not have any special purpose entities during 2008, 2007 or 2006.

In July 2005, the Company formed a joint venture with China National Tobacco Corporation, or CNTC, to produce tobacco-related papers in China. CNTC is the principal operating company under China’s State Tobacco Monopoly Administration. CNTC and SM-China each own 50 percent of the joint venture. The Company uses the equity method to account for this joint venture (see Note 7, Joint Venture with CNTC). Investment in equity affiliates represents the Company’s investment in its China joint venture.

Revenue Recognition

The Company recognizes revenue and the related accounts receivable when the following four criteria are met: (1) persuasive evidence of an arrangement exists; (2) ownership has transferred to the customer; (3) the selling price is fixed or determinable; and (4) collectibility is reasonably assured based on the Company’s judgment regarding the collectibility of its accounts receivable. Generally, the Company recognizes revenue when it ships its manufactured product and title and risk of loss passes to its customer in accordance with the terms of sale of the product. Revenue is recorded at the time of shipment for terms designated f.o.b., or free on board, shipping point. For sales transactions designated f.o.b. destination, revenue is recorded when the product is delivered to the customer’s delivery site, at which time title and risk of loss are transferred. Provisions for discounts, returns, allowances, customer rebates and other adjustments are provided for in the same period the related revenue is recorded. Deferred revenue represents advance payments from customers which are earned based upon a mutually agreed-upon amount per unit of future product sales.

Freight Costs

The cost of delivering finished goods to the Company’s customers is recorded as a component of cost of products sold. Those costs include the amounts paid to a third party to deliver the finished goods. Any freight costs billed to and paid by a customer are included in revenue.

Foreign Currency Translation

The income statements of foreign entities are translated into U.S. dollars at average exchange rates prevailing during the periods.  The balance sheets of these entities are translated at period-end exchange rates, and the differences from historical exchange rates are reflected in a separate component of accumulated other comprehensive income (loss) as unrealized foreign currency translation adjustments.

Foreign currency risks arise from transactions and balances denominated in non-local currencies. Losses resulting from remeasurement and settlement of such transactions and balances, included in other expense, net, were $4.0 million, $1.1 million and $1.3 million in 2008, 2007 and 2006, respectively.

Derivative Instruments

As a multinational entity, the Company is exposed to changes in foreign currency exchange rates, interest rates and commodity prices. The Company utilizes a variety of practices to manage these market risks, including where considered appropriate, derivative instruments. The Company uses derivative instruments only for risk management purposes and not for trading or speculation. All derivative instruments the Company uses are either exchange traded or are entered into with major financial institutions in order to reduce credit risk and risk of nonperformance by third parties. As of December 31, 2008, the Company had $38 million of its variable-rate long-term debt fixed under interest rate swap agreements. Usually the contracts extend for no more than 12 months, although their contractual term has been as long as 24 months. The Company believes the credit risks with respect to the counterparties, and the foreign currency risks that would not be hedged if the counterparties fail to fulfill their obligations under the contracts, are not material in view of its understanding of the financial strength of the counterparties.

Gains and losses on instruments that hedge firm commitments are deferred and included in the basis of the underlying hedged items. Premiums paid for options are amortized ratably over the life of the option. All other hedging gains and losses are included in period income or expense based on the period-end market price of the instrument.

The Company had outstanding forward contracts, which were held for purposes other than trading, maturing at various dates in 2008, 2009 and 2010, to purchase approximately $42 million and $16 million of various foreign currencies at December 31, 2008 and December 31, 2007, respectively. These contracts were designated as cash flow hedges of foreign currency transactions to fix the Company’s local currency cash flow. These contracts had not given rise to any significant net deferred gains or losses as of December 31, 2008 and December 31, 2007, and their fair values approximated their carrying value.

Cash and Cash Equivalents

The Company considers all highly liquid, unrestricted investments with remaining maturities of 3 months or less to be cash equivalents.

Impairment of Long-Lived Assets, Goodwill and Intangible Assets

The Company evaluates the carrying value of long-lived assets, including property and equipment, goodwill and non-amortizable intangible assets, when events and circumstances warrant a review. Goodwill is also tested for impairment annually during the fourth quarter. Goodwill is evaluated using a two-step test at the reporting unit level. The first step compares the book value of the reporting unit to its fair value. If the book value of a reporting unit exceeds its fair value, we perform the second step. In the second step, we determine an implied fair value of the reporting unit’s goodwill by allocating the fair value of the reporting unit to all of the assets and liabilities other than goodwill. The difference between the total fair value of the reporting unit and the fair value of all the assets and liabilities other than goodwill is the implied fair value of that goodwill. Any impairment loss is measured as the excess of the book value of the goodwill over the implied fair value of that goodwill. For the years ended December 31, 2008, 2007 and 2006, no goodwill impairment charges resulted from our required annual impairment tests.

The carrying value of long-lived assets is reviewed periodically to determine if events or circumstances have changed which may indicate that the assets may be impaired or the useful life may need to be changed. The Company considers internal and external factors relating to each asset, including expectation of future profitability, undiscounted cash flows and its plans with respect to the operations. An impairment loss is measured by the amount the estimated fair value of the asset exceeds its net carrying value.

Environmental Spending

Environmental spending is capitalized if such spending qualifies as property, plant and equipment, substantially increases the economic value or extends the useful life of an asset. All other such spending is expensed as incurred, including fines and penalties incurred in connection with environmental violations. Environmental spending relating to an existing condition caused by past operations is expensed. Liabilities are accrued when environmental assessments are probable, and the costs can be reasonably estimated. Generally, timing of these accruals coincides with completion of a feasibility study or commitment to a formal plan of action.

Capitalized Software Costs

The Company capitalizes certain purchases of software and software development and installation costs in connection with major projects of software development for internal use. These costs are included in other assets on the consolidated balance sheets and are amortized using the straight-line method over the estimated useful life not to exceed seven years. Costs associated with business process redesign, end-user training, system start-up and ongoing software maintenance are expensed as incurred. Amortization of capitalized software was $3.8 million, $2.4 million and $2.7 million for the years ended December 31, 2008, 2007 and 2006, respectively. Accumulated amortization of capitalized software costs was $33.4 million and $31.7 million at December 31, 2008 and 2007, respectively.

Business Tax Credits

Business tax credits represent value added tax credits receivable and similar assets, such as Imposto sobre Circulação de Mercadorias e Serviços, or ICMS, in Brazil. Business tax credits are generated when value-added taxes, or VAT, are paid on purchases. VAT and similar taxes are collected from customers on certain sales. In some jurisdictions, export sales do not require VAT tax collection. The Company currently expects the business tax credits recorded at December 31, 2008, to be fully recoverable.

Income Taxes

The Company accounts for income taxes using an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense (benefit) is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. Valuation allowances are recognized to reduce deferred tax assets to the amount that is more likely than not to be realized. In assessing the likelihood of realization, the Company considers estimates of future taxable income.

In connection with income tax assessments or unrecognized tax benefits, the Company classifies penalties as provision for income taxes and interest as interest expense in its consolidated statements of income (loss).

The Company files income tax returns in the U.S. Federal and several state jurisdictions as well as in many foreign jurisdictions. With certain exceptions, the Company is no longer subject to U.S. Federal, state and local, or foreign income tax examinations for years before 2004. In France, SMF and its subsidiaries form a consolidated income tax group, and SMH and SMI form a separate consolidated income tax group, while LTRI has separately filed its own income tax return. Following a legal reorganization during 2008, LTRI joined the SMF tax group effective January 1, 2009.

Pension and Other Postretirement Benefits Accounting

The Company recognizes the estimated compensation cost of employees’ pension and other postretirement benefits over their approximate period of service. The Company’s earnings are impacted by amounts of expense recorded related to these benefits, which primarily consist of U.S. and French pension benefits and U.S. other postretirement benefits, or OPEBs. Each year’s recorded expenses are estimates based on actuarial calculations of the Company’s accumulated and projected benefit obligations, or PBOs, for the Company’s various plans.

Suspension of additional benefits for future service is considered a curtailment, and if material, necessitates a remeasurement of plan assets and PBO. As part of a remeasurement, the Company adjusts its discount rates and other actuarial assumptions, such as retirement, turnover and mortality table assumptions, as appropriate.

The Company recognized the unfunded status of its postretirement plans, measured as the difference between the PBO and plan assets at fair value, in its consolidated balance sheet as of December 31, 2006 upon its adoption of SFAS No. 158, “Employers Accounting for Defined Benefit Pension and Other Postretirement Plans.”

Comprehensive Income (Loss) Attributable to SWM

Comprehensive income (loss) attributable to SWM includes net income (loss) attributable to SWM, as well as charges and credits directly to stockholders’ equity, which are excluded from net income (loss) attributable to SWM. The Company has presented comprehensive income (loss) attributable to SWM in the consolidated statements of changes in stockholders’ equity and comprehensive income (loss).

Components of accumulated other comprehensive income (loss) attributable to SWM were as follows (dollars in millions):

	December 31,
	2008	2007
Accumulated pension and OPEB liability adjustments, net of income tax of $25.0 million and $12.0 million at December 31, 2008 and 2007, respectively	$(42.5)	$(20.7)
Accumulated unrealized foreign currency translation adjustments	11.9	40.6
Accumulated other comprehensive income (loss) attributable to SWM	$(30.6)	$19.9

Changes in the components of accumulated other comprehensive income (loss) attributable to SWM were as follows (dollars in millions):

	For the Years Ended December 31,
	2008			2007			2006
	Pre-tax	Tax	Net of Tax	Pre-tax	Tax	Net of Tax	Pre-tax	Tax	Net of Tax
Pension and OPEB liability adjustments	$(34.9)	$13.1	$(21.8)	$13.2	$(5.0)	$8.2	$4.2	$(1.6)	$2.6
Effect of adoption of SFAS No. 158	—	—	—	—	—	—	(13.7)	5.0	(8.7)
Unrealized foreign currency translation adjustments	(29.3)	0.6	(28.7)	32.8	—	32.8	23.4	—	23.4
Total	$(64.2)	$13.7	$(50.5)	$46.0	$(5.0)	$41.0	$13.9	$3.4	$17.3

Treasury Stock

Common Stock purchased for treasury is recorded at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on the weighted-average cost basis.

Employee Stock Options

The Company calculates stock option expense based on the grant date fair value. Stock options have not been granted since 2005 and are not expected to be utilized by the Company in the future.

A summary of the status of stock options outstanding as of December 31, 2008 and changes during the 3 years then ended is presented in Note 14, Stockholders’ Equity.

Restricted Stock

The Company’s restricted stock grants generally vest upon completion of a specified period of time. The fair value of each award is equal to the share price of the Company’s stock on the date of the grant. This cost is recognized over the vesting period of the respective award. As of December 31, 2008, there was $0.8 million of unrecognized compensation cost related to outstanding restricted stock awards, the balance for which is included as an offset to additional paid-in-capital on the consolidated balance sheet. A summary of outstanding restricted stock awards as of December 31, 2008 and 2007 is included in Note 14, Stockholders’ Equity.

Restricted Stock Plan Performance Based Shares

The Company’s Long-Term Incentive Plan, or LTIP, for key executives includes an equity-based award component that is provided through its Restricted Stock Plan, or RSP. The objectives under the LTIP are established for multiple years at the beginning of a performance cycle and are intended to focus management on longer-term strategic goals. The Compensation Committee of the Board of Directors designates participants in the LTIP and RSP and determines the equity-based award opportunity in the form of restricted stock for each performance cycle, which is generally measured on the basis of a 2 or 3-year performance period. Performance is measured on a cumulative basis and a portion of each performance cycle’s restricted stock award opportunity may be earned annually. The restricted shares are issued and outstanding when the number of shares becomes fixed, after the annual performance is determined, and such awards vest at the end of the performance cycle. The Company recognizes compensation expense with an offsetting credit to additional paid-in-capital over the performance period based on the fair value of the award at the date of grant, with compensation expense being adjusted cumulatively based on the number of shares expected to be earned according to the level of achievement of performance goals.

Fair Value Option

The Company has elected not to measure any of its financial instruments or certain commitments at fair value in accordance with SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of SFAS No. 115.”

Recent Accounting Pronouncements

Effective January 1, 2008, the Company adopted the provisions related to financial assets and liabilities of Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards, or SFAS, No. 157, “Fair Value Measurement.” SFAS No. 157 defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Adoption of SFAS No. 157 related to financial assets and liabilities on January 1, 2008 had no effect on the Company’s consolidated financial position. The provisions of SFAS No. 157 related to non-financial assets and liabilities will become effective for fiscal years beginning after November 15, 2008. The Company does not expect the adoption of SFAS No. 157 related to non-financial assets and liabilities to have a material impact on its financial statements.

In December 2007, the FASB issued SFAS No. 141R, which is a revision of SFAS No. 141, “Business Combinations.” SFAS No. 141R applies prospectively to business combinations after the beginning of the first annual reporting period beginning on or after December 15, 2008. The objective of SFAS No. 141R is to improve the reporting requirements of business combinations and their effects. To accomplish this, SFAS No. 141R establishes the principles and requirements for how the acquirer: (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and noncontrolling interest in the acquiree, (b) recognizes and measures goodwill in the business combination or a gain from a bargain purchase and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The impact of this standard on the Company’s consolidated financial statements will depend on the nature, terms and size of acquisitions entered into on or after January 1, 2009.

Effective January 1, 2009, the Company adopted the provisions of SFAS, No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51.”  The standard changes the accounting for noncontrolling (minority) interests in consolidated financial statements including the requirements to classify noncontrolling interests as a component of consolidated stockholders’ equity, and the elimination of “minority interest” accounting in results of operations with earnings attributable to noncontrolling interests reported as a part of consolidated earnings and to apply these financial statement presentation requirements retrospectively. Additionally, SFAS No. 160 revises the accounting for both increases and decreases in a parent’s controlling ownership interest.  The adoption of this standard changed how we present noncontrolling interests in our financial statements and has been retrospectively applied to all periods presented.

Effective January 1, 2009, the Company adopted FSP No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-based Payment Transactions are Participating Securities.”  FSP EITF 03-6-1 states that unvested share-based payment awards that contain nonforfeitable rights to dividends are participating securities and should be included in the calculation of earnings per share using the two-class method. The Company has granted restricted stock that contain nonforfeitable rights to dividends on unvested shares. Since these unvested restricted shares are considered participating securities under FSP EITF 03-6-1, the adoption of FSP EITF 03-6-1 changes the Company’s computation of basic earnings per share retrospectively. Under the two-class method, the Company allocates earnings per share to common stock and participating securities according to dividends declared and participation rights in undistributed earnings. Earnings per share for each year presented have been recast to reflect the impact of this new accounting guidance.

In March 2008, the FASB issued SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities,” an amendment of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 161 is effective for fiscal years and interim periods beginning on or after November 15, 2008. SFAS No. 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The Company is evaluating the impact of the adoption of SFAS No. 161.

In December 2008, the FASB issued FSP No. FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets,” or FSP 132R-1. FSP 132R-1 enhances the required disclosures about plan assets in an employer’s defined benefit pension or other postretirement plan, including investment allocations decisions, inputs and valuation techniques used to measure the fair value of plan assets and significant concentrations of risks within plan assets. FSP 132R-1 is effective for financial statements issued for fiscal years ending after December 15, 2009. The Company is evaluating the impact of the adoption of FSP 132R-1.

Note 3. Accounts Receivable

Accounts receivable are summarized as follows (dollars in millions):

	December 31,
	2008	2007
Trade receivables	$72.3	$75.3
Business tax credits, including VAT and ICMS	10.7	20.2
Other receivables	4.9	5.7
Less allowance for doubtful accounts and sales discounts	(0.9)	(0.6)
Total	$87.0	$100.6

Note 4. Inventories

Inventories are valued at the lower of cost using the First-In, First-Out, or FIFO, and weighted average methods, or market. The Company’s inventoriable costs primarily include pulp, chemicals, direct labor, utilities, maintenance, depreciation, finishing supplies and an allocation of mill overhead costs. Machine start-up costs or abnormal machine shut downs are expensed in the period incurred and are not inventoried. The definition of market value, with respect to all inventories, is replacement cost or net realizable value. The Company reviews inventories at least quarterly to determine the necessity of write-offs for excess, obsolete or unsaleable inventory. The Company estimates reserves for inventory obsolescence and shrinkage based on its judgment of future realization. These reviews require the Company to assess customer and market demand. At December 31, 2008 and 2007, the Company had inventory reserves of $5.2 million and $5.9 million, respectively.

The following schedule details inventories by major class (dollars in millions):

	December 31,
	2008	2007
Raw materials	$34.7	$39.5
Work in process	25.7	25.4
Finished goods	35.3	44.8
Supplies and other	22.7	21.5
Total	$118.4	$131.2

Note 5. Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation. Interest is capitalized as a component of the cost of construction for large projects. Expenditures for betterments are capitalized whereas normal repairs and maintenance are expensed as incurred. Property, other than land, is depreciated on the straight-line method for financial reporting purposes. When property is sold or retired, the cost of the property and the related accumulated depreciation are removed from the balance sheet, and any gain or loss on the transaction is normally included in cost of products sold.

Property, plant and equipment (and related depreciable lives) consisted of the following (dollars in millions):

	December 31,
	2008	2007
Land and improvements	$18.1	$20.0
Buildings and improvements (20 to 40 years or remaining life of relevant lease)	128.7	142.9
Machinery and equipment (5 to 20 years)	650.4	672.9
Construction in progress	7.4	32.2
Gross Property	804.6	868.0
Less: Accumulated Depreciation	396.8	412.0
Property, Plant and Equipment, net	$407.8	$456.0

Depreciation expense was $41.0 million, $39.9 million and $40.7 million for the years ended December 31, 2008, 2007 and 2006, respectively.

As of December 31, 2008, management determined the recent and projected losses at its Malaucene facility in France and the shut-down of a paper machine at PdM constituted events requiring tests be performed for the recoverability of these long-lived assets. Based on analyses of the net book values and the fair market values, the Company’s French segment recorded pre-tax, non-cash impairment charges totaling $13.5 million, of which $5.9 million was for buildings and improvements and $7.6 million was for machinery and equipment. In 2008, the company also recognized $0.5 million in impairment charges for buildings at its Lee Mills in Lee, Massachusetts due to lower estimated fair value as of December 31, 2008. Fair values were estimated using discounted cash flows, market values or salvage value depending on the asset. These impairment charges are presented in restructuring and impairment expense on the consolidated statements of income (loss).

The U.S. segment recognized $10.7 million of impairment charges during 2007 related to land, buildings and machinery and equipment located at the Lee Mills. This impairment charge was recorded in conjunction with restructuring activities in the United States. See Note 9, Restructuring Activities, for more information.

Note 6. Goodwill and Intangible Assets

The Company evaluates goodwill for impairment as least once per year during the fourth quarter. Tests during the fourth quarters of 2008 and 2007 resulted in no impairment. The changes in the carrying amount of goodwill for each segment for the year ended December 31, 2008, were as follows (dollars in millions):

	France	Brazil	Total
Balance as of January 1, 2008	$1.7	$1.1	$2.8
Goodwill acquired during the year	6.4	—	6.4
Foreign currency translation adjustments	(0.7)	—	(0.7)
Balance as of December 31, 2008	$7.4	$1.1	$8.5

The gross carrying amount and accumulated amortization for amortizable intangible assets consisted of the following (dollars in million):

	December 31, 2008
	Gross Carrying Amount	Accumulated Amortization*	Net Carrying Amount
Customer-related intangibles (French Segment)	$10.0	$2.9	$7.1

*	Accumulated amortization also includes adjustments for foreign currency translation.

Amortization expense of intangible assets was $2.5 million for the year ended December 31, 2008. The company had no intangible assets other than goodwill prior to 2008. The Company’s customer-related intangibles are amortized to expense using the 150 percent declining balance method over a 6-year life. Estimated amortization expense for the next 5 years is as follows (in millions of dollars): 2009—$2.1 million, 2010—$1.9 million, 2011—$1.6 million, 2012—$1.2 million, and 2013—$0.4 million.

Note 7. Joint Venture with CNTC

The Company’s joint venture with CNTC, China Tobacco Mauduit (Jiangmen) Paper Industry Co. LTD, or CTM, completed construction of a paper mill in the second quarter of 2008. The mill has 2 paper machines which produce cigarette paper and porous plug wrap. CTM pays to each the Company and CNTC a 1 percent royalty on gross sales of cigarette and porous plug wrap papers. CTM sells its products to CNTC and its subsidiaries. During mill construction in the three years ended December 31, 2008, the Company provided technical consulting services to CTM for $2.0 million, $2.0 million and $1.4 million for 2008, 2007 and 2006, respectively.

The Company uses the equity method to account for its 50 percent ownership interest in CTM. At both December 31, 2008 and 2007, the Company’s equity investment in CTM was $15.4 million. The Company’s share of the net loss was included in loss from equity affiliates within the consolidated statements of income (loss). Below is summarized balance sheet information as of December 31, 2008 and 2007, and income statement information of the China joint venture for the years ended December 31, 2008, 2007 and 2006 (dollars in millions):

Balance Sheet Information

	December 31,
	2008	2007
		(unaudited)
Current assets	$11.3	$5.6
Noncurrent assets	90.2	65.6
Current debt	13.8	14.2
Other current liabilities	4.4	5.7
Long-term debt	52.0	19.0
Other long term liabilities	0.4	—
Stockholders’ equity	$30.9	$32.3

Statement of Operations Information

	For the Year Ended December 31,
	2008	2007	2006
		(unaudited)	(unaudited)
Net sales	$3.3	$—	$—
Gross loss	(5.7)	—	—
Net loss	$(7.9)	$(0.2)	$(0.3)

Schweitzer-Mauduit made capital contributions to CTM of $1.9 million, $12.8 million and $2.9 million in 2008, 2007 and 2006, respectively.

Note 8. Other Assets

Other assets consisted of the following (dollars in millions):

	December 31,
	2008	2007
Capitalized software costs, net of accumulated amortization	$18.6	$17.0
Businesses tax credits, including VAT and ICMS	8.2	8.0
Grantor trust assets	3.6	5.4
Assets held for sale	2.9	2.9
Other assets	1.8	5.1
Total	$35.1	$38.4

Grantor trust assets consist primarily of cash surrender values in company-owned life insurance policies held by a trust to be used for the eventual payment of employee deferred compensation.

As a result of the Company’s decision to close the Lee Mills, the U.S. segment began to market certain properties not used in production. As a result, the Company reclassified $2.9 million related to those properties to assets held for sale, reported within other assets, from property, plant and equipment on the consolidated balance sheet as of December 31, 2008 and 2007.

Note 9. Restructuring Activities

The Company initiated restructuring activities during 2006 and 2007 in France and the United States and during 2007 and 2008 in Brazil. Restructuring expenses related to all these actions totaled $8.6 million, $24.0 million and $21.1 million for 2008, 2007 and 2006, respectively. Restructuring and impairment expenses are presented on the consolidated statements of income (loss) and include non-restructuring impairments of $13.5 million in 2008. See Note 5, Property, Plant and Equipment for more information.

The following table summarizes the associated cash and non-cash pretax restructuring expense for 2008, 2007 and 2006 (dollars in millions):

	For the Years Ended December 31,
	2008	2007	2006	Total
France
Cash Expense
Severance and other employee related costs	$2.0	$8.3	$13.9	$24.2
Other	—	—	0.9	0.9
Non-cash Expense
Accelerated depreciation	1.5	2.1	1.0	4.6
Total France Restructuring Expense	3.5	10.4	15.8	29.7
United States
Cash Expense
Severance and other employee related costs	0.9	1.5	0.5	2.9
Other	0.5	—	0.1	0.6
Non-cash Expense
Asset impairment charges	0.8	10.7	0.5	12.0
Accelerated depreciation	—	1.0	4.2	5.2
(Gain) Loss on disposal of assets	(0.3)	—	—	(0.3)
Total United States Restructuring Expense	1.9	13.2	5.3	20.4
Brazil
Cash Expense
Severance and other employee related costs	1.3	0.4	—	1.7
Non-cash Expense
Asset impairment charges	1.9	—	—	1.9
Total Brazil Restructuring Expense	3.2	0.4	—	3.6
Summary
Total Cash Expense	4.7	10.2	15.4	30.3
Total Non-cash Expense.	3.9	13.8	5.7	23.4
Total Restructuring Expense	$8.6	$24.0	$21.1	$53.7

Restructuring liabilities were classified within accrued expenses in each of the December 31, 2008 and December 31, 2007 consolidated balance sheets. Changes in the restructuring liabilities during 2008 and 2007 are summarized as follows (dollars in millions):

	2008	2007
Balance at beginning of year	$16.4	$13.9
Accruals for announced programs	4.7	10.2
Cash payments	(16.0)	(9.5)
Exchange rate impacts	0.3	1.8
Balance at end of year	$5.4	$16.4

On July 1, 2008, the Company announced the exit of the coated papers business in the Brazilian market and a resulting decrease of approximately 100 employees, or 16 percent, of the current workforce in Brazil, both effective July 2008. These actions resulted in $1.3 million of severance and other employee related costs during the third quarter of 2008 and $1.9 million of asset impairment charges during the second quarter of 2008.

In October 2007, the Company initiated a 3-part restructuring plan to reduce production capacity for tobacco-related papers in both France and the United States as well as to reduce employment levels in Brazil. The 3-part plan included the expected idling of a base tipping paper machine at Papeteries de Malaucène S.A.S., or PdMal, in Malaucène, France and the shutdown of the Company’s entire operation in Lee, Massachusetts which began in May 2008 and has been completed. The PdMal base tipping paper machine was originally projected to be shutdown in 2008, but this has been postponed pending ongoing customer qualifications. The Company is in the process of transferring production from the Lee Mills to other facilities, primarily in Brazil, and has discontinued the sale of the majority of commercial and industrial papers formerly produced at the Lee Mills.

As a result of these restructuring actions, including the latest action in Brazil announced July 1, 2008, employment at the affected locations decreased by approximately 800 employees, over 20 percent from 2006 levels. The announced restructuring activities were substantially completed during 2008, except for the postponed shutdown of the PdMal base tipping paper machine which has been delayed pending ongoing customer negotiations.

Note 10. Debt

Total debt is summarized in the following table (dollars in millions):

	December 31,
	2008	2007
Credit Agreement
U. S. Revolver	$92.0	$69.0
Euro Revolver	44.6	—
French Employee Profit Sharing	11.4	17.0
Bank Overdrafts	23.6	6.7
Other	8.2	8.2
Total Debt	179.8	100.9
Less: Current debt	34.9	13.6
Long-Term Debt	$144.9	$87.3

As of December 31, 2008, the Company had availability under its Credit Agreement, of $69.7 million plus availability under bank overdraft facilities of $12.1 million for a total availability of $81.8 million; however, based on its debt covenant restrictions as of December 31, 2008, the Company was limited to borrowing only $76.5 million from its Credit Agreement, bank overdraft facilities or other sources without violating the most restrictive of those covenants.

Credit Agreement

The Company’s Credit Agreement, which expires July 31, 2012, provides for a $95 million U.S. dollar revolving credit facility, or U.S. Revolver, and an 80 million euro revolving credit facility, or Euro Revolver. Borrowings under the U.S. Revolver increased to $92.0 million as of December 31, 2008 from $69.0 million as of December 31, 2007. Contractual availability under the U.S. Revolver decreased to $3.0 million as of December 31, 2008 from $26.0 million as of December 31, 2007. Borrowings under the Euro Revolver increased to 32.1 million euros, or $44.6 million, as of December 31, 2008 from zero as of December 31, 2007. Contractual availability under the Euro Revolver decreased to 47.9 million euros, or $66.6 million, as of December 31, 2008 from 80.0 million euros, or $111.3 million, as of December 31, 2007.

Under the Credit Agreement, interest rates are at market rates, based on the London Interbank Offered Rate, or LIBOR, for U.S. dollar borrowings and the Euro Interbank Offered Rate, or EURIBOR, for euro borrowings, plus an applicable margin that varies from 0.35 percent to 0.75 percent per annum depending on the Net Debt to Adjusted EBITDA Ratio, as defined in the Credit Agreement. As of December 31, 2008 and 2007, the applicable interest rate was 3.2% and 5.5%, respectively on its U.S. dollar borrowings under the Credit Agreement. As of December 31, 2008, the interest rate on Euro borrowings under the Credit Agreement was 5.4%. The Company incurs commitment fees at an annual rate of either 0.30 or 0.35 percent of the applicable margin on the committed amounts not drawn, depending on the Net Debt to Adjusted EBITDA Ratio as defined in the Credit Agreement. The Company also incurs utilization fees of 0.25 percent per annum when outstanding borrowings exceed 50 percent of the total credit facility.

The Credit Agreement contains representations and warranties which are customary for facilities of this type and covenants and provisions that, among other things, require the Company to maintain (a) a net debt to equity ratio not to exceed 1.0 and (b) a net debt to adjusted EBITDA ratio not to exceed 3.0. The Company was in compliance with all the financial covenants of the Credit Agreement as of December 31, 2008.

French Employee Profit Sharing

At both December 31, 2008 and 2007, long-term debt other than the U.S. Revolver and the Euro Revolver primarily consisted of obligations of the French operations related to government-mandated profit sharing. Each year, representatives of the workers at each of the French businesses can make an election for the profit sharing amounts from the most recent year ended to invest the funds in a financial institution or to invest the funds with their respective employer. To the extent that funds are invested with the Company, these amounts bear interest at the 5-year treasury note rate in France, 4.57 percent and 4.52 percent at December 31, 2008 and 2007, respectively, and are generally payable in the fifth year subsequent to the year the profit sharing is accrued.

Bank Overdraft and Other

The Company also has bank overdraft facilities totaling $35.7 million, of which $23.6 million was outstanding at December 31, 2008 and reported as current debt on the consolidated balance sheet. Interest is incurred on outstanding amounts at market rates and was 2.9% at December 31, 2008. No commitment fees are paid on the unused portion of these facilities.

Other debt consists of non-interest bearing French segment debt with deferred capital repayment from governmental and commercial institutions primarily related to environmental capital improvements and debt in Brazil from governmental financing programs and bank institution’s advances on secured receivables. The Brazilian segment debt has market interest rates in Brazil ranging from 5 to 11 percent.

Interest Rate Swap Agreements

The Company maintains interest rate swap agreements on a portion of its long-term debt. As of December 31, 2008, the LIBOR rate component on $30.0 million and $8.0 million of the Company’s variable-rate long-term debt was effectively fixed at 5.28 percent and 5.44 percent, respectively. The $30.0 million interest swap agreement expires on May 30, 2009, and the $8.0 million interest swap agreement expires on March 16, 2009. In January 2009, the Company entered into a 1-year agreement, effective March 16, 2009, to replace its $8 million swap agreement with a $17 million swap agreement with a fixed interest rate of 1.38 percent. Effective May 29, 2009, the Company’s $30 million swap agreement will be fixed at 1.60 percent until May 30, 2010. The impact of the swap agreements on the consolidated financial statements was not material for the year ended December 31, 2008.

Principal Repayments

Under the Credit Agreement, the Company selects an “interest period” for each of its borrowings under the U.S. Revolver and Euro Revolver. The Company can repay such borrowings and borrow again at a subsequent date if it chooses to do so, providing it flexibility and efficient use of any excess cash. The Company expects to continue to file notices of continuation related to its U.S. and Euro Revolver borrowings outstanding at December 31, 2008 such that those amounts are not expected to be repaid prior to the July 2012 expiration of the Credit Agreement. Following are the expected maturities for the Company’s debt obligations as of December 31, 2008 (dollars in millions):

2009	$34.9
2010	9.3
2011	2.2
2012	130.6
2013	2.6
Thereafter	0.2
$179.8

Fair Value of Debt

At December 31, 2008 and 2007, the estimated fair value of the Company’s current and long-term debt approximated the carrying amount. The carrying value of substantially all of the Company’s outstanding debt approximated fair value since the interest rates were variable and based on current market indices.

Note 11. Accrued Expenses

Accrued expenses consisted of the following (dollars in millions):

	December 31,
	2008	2007
Accrued salaries, wages and employee benefits	$46.7	$42.8
Accrued restructuring expenses	5.4	16.4
Accrued income taxes	5.5	8.4
Other accrued expenses	34.1	43.7
Total	$91.7	$111.3

Note 12. Income Taxes

An analysis of the provision (benefit) for income taxes follows (dollars in millions):

	For the Years Ended December 31,
	2008	2007	2006
Current income taxes:
U.S. Federal	$0.6	$1.1	$0.9
U.S. State	0.1	0.1	0.1
Foreign	19.7	12.9	5.4
	20.4	14.1	6.4
Deferred income taxes:
U.S. Federal	4.8	(3.2)	(1.5)
U.S. State	0.6	(0.4)	(0.2)
Foreign	(27.7)	(10.0)	(8.9)
	(22.3)	(13.6)	(10.6)
Total	$(1.9)	$0.5	$(4.2)

Income (loss) before income taxes and loss from equity affiliates included income (loss) of $(25.9) million in 2008, $6.7 million in 2007 and $0.8 million in 2006 from operations outside the United States.

A reconciliation of income taxes computed at the U.S. federal statutory income tax rate to the provision for income taxes is as follows (dollars in millions):

	For the Years Ended December 31,
	2008		2007		2006
	Amount	Percent	Amount	Percent	Amount	Percent
Tax at U.S. statutory rate	$1.1	35.0%	$4.2	35.0%	$(0.2)	35.0%
Tax benefits of foreign legal structure	(4.2)	(138.3)	(3.2)	(26.6)	(3.1)	442.9
Net deferred tax expense from legal entity reorganization	1.2	40.0	—	—	—	—
Adjustments of U.S. foreign tax credits and corresponding valuation allowances	—	—	—	—	0.2	(35.0)
Other foreign taxes, net	0.8	26.7	(0.1)	(0.8)	(0.6)	85.7
Other, net	(0.8)	(26.7)	(0.4)	(3.4)	(0.5)	71.4
Provision (benefit) for income taxes	$(1.9)	63.3%	$0.5	4.2%	$(4.2)	600.0%

Tax benefits of foreign legal structure result from net foreign tax deductions from the restructuring of the Company’s foreign operations in 2003. The proportionate effect of this item on the overall effective income tax rate decreases as earnings increase.

The Company considers the undistributed earnings of certain foreign subsidiaries to be indefinitely reinvested or plans to repatriate such earnings only when tax-effective to do so. Accordingly, no provision for U.S. federal and state income taxes has been made thereon. Upon distribution of those earnings in the form of dividends, loans to the U.S. parent, or otherwise, the Company could be liable for both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to foreign tax authorities. Determination of the amount of unrecognized deferred U.S. tax liability is not practicable because of the complexities associated with its hypothetical calculation.

The Company reorganized its legal entity structure in 2008. In conjunction with this reorganization, the Company decided that the undistributed earnings of LTRI will be permanently reinvested resulting in a net deferred income tax charge of $1.2 million.

Deferred income tax assets (liabilities) were comprised of the following (dollars in millions):

	December 31,
	2008	2007
Current deferred income tax assets attributable to:
Inventories	$(0.1)	$0.8
Postretirement and other employee benefits.	1.7	4.4
Other accrued liabilities	3.8	1.3
Valuation allowances	—	(0.1)
Other	0.9	(0.3)
Net current deferred income tax assets	$6.3	$6.1
Noncurrent deferred income tax assets attributable to:
Operating loss and tax credit carryforwards	$19.0	$11.4
Postretirement and other employee benefits	20.2	9.4
Accumulated depreciation and amortization	(10.6)	(3.6)
Valuation allowances	(5.8)	(6.3)
Other	3.6	4.3
Net noncurrent deferred income tax assets	$26.4	$15.2
Noncurrent deferred income tax liabilities attributable to:
Accumulated depreciation and amortization	$(61.9)	$(73.5)
Operating loss and tax credit carryforwards	55.2	45.5
Postretirement and other employee benefits	6.1	5.4
Other	(10.4)	(2.4)
Net noncurrent deferred income tax liabilities	$(11.0)	$(25.0)

The net noncurrent deferred income tax assets relate to the U.S., Spanish, and Brazilian and Philippine tax jurisdictions and the net noncurrent deferred income tax liabilities relate to the French, Indonesian and Canadian tax jurisdictions. Total deferred income tax assets were $117.2 million and $86.4 million at December 31, 2008 and 2007, respectively. Total deferred income tax liabilities were $95.5 million and $90.1 million at December 31, 2008 and 2007, respectively.

Under French tax law, NOLs incurred through 1994 by SMF subsidiaries unrelated to the Company’s businesses were retained by SMF as of January 1, 1995 following SMF’s distribution of those subsidiaries to Kimberly-Clark Corporation in the 1995 spin-off of Schweitzer-Mauduit. Additional NOLs have been generated due to operating losses incurred in recent periods in Brazil, France and the Philippines as a result of lower operating earnings together with substantial restructuring expenses incurred in Brazil and France. Also, NOLs have been generated since 2003 by the SMH tax group in France and by SM-Spain since its formation in 1997.

The following summarizes the changes in the Company’s NOLs and the related noncurrent deferred income tax asset and valuation allowance for the years ended December 31, 2008, 2007 and 2006 (dollars in millions):

	NOLs	Total Asset	Valuation Allowance	Net Asset
Amount at December 31, 2005	$54.2	$18.4	$(2.5)	$15.9
2006 generated, net of utilization	39.8	13.5	(0.2)	13.3
Currency translation effect	7.7	2.6	(0.3)	2.3
Amount at December 31, 2006	101.7	34.5	(3.0)	31.5
2007 generated, net of utilization	31.6	10.8	(0.5)	10.3
Currency translation effect	14.6	5.1	(0.4)	4.7
Amount at December 31, 2007	147.9	50.4	(3.9)	46.5
2008 generated, net of utilization	74.0	25.4	(0.4)	25.0
Currency translation effect	(18.4)	(6.5)	0.3	(6.2)
Amount at December 31, 2008	$203.5	$69.3	$(4.0)	$65.3

Under current tax laws, remaining NOLs in France and Brazil carry forward indefinitely, NOLs in the Philippines expire 3 years subsequent to the year generated and NOLs in Spain expire the later of 15 years subsequent to the year generated or 15 years subsequent to the first year of taxable income in Spain (which was 2000). Of the $203.5 million of NOLs available at December 31, 2008, $0.6 million and $1.5 million will expire in 2009 and 2010, respectively, if not utilized against taxable income in the Philippines, and $11.3 million will expire from 2015 to 2023 if not utilized against taxable income in Spain. Valuation allowances related to NOLs in Spain totaled $4.0 million as of December 31, 2008, fully reserving the related deferred tax asset in Spain. The remaining $190.1 million of NOLs are in France and Brazil and have no expiration date. Although realization is not assured, the Company believes it is more likely than not that the net deferred tax asset of $65.3 million, all of which relates to the NOLs in France, Brazil and the Philippines, will be realized. The Company’s assumptions, judgments and estimates relative to the valuation of these net deferred tax assets take into account available positive and negative evidence of realizability, including recent financial performance, the ability to realize benefits of restructuring and other recent actions, projections of the amount and category of future taxable income and tax planning strategies. Actual future operating results and the underlying amount and category of income in future periods could differ from the Company’s current assumptions, judgments and estimates. However, continued or future operating losses, particularly in Brazil and the Company’s paper operations in France, could result in recording a valuation allowance in a future period. If at a future date the Company determines that the weight of the positive evidence is not sufficient to overcome the negative evidence, a valuation allowance against the Company’s deferred tax assets to reduce these net deferred tax assets to an amount we believe will more likely than not be realizable would be recorded in the period such determination is made.

The following table summarizes the deferred income tax assets related to operating loss and tax credit carryforwards and associated valuation allowances as of December 31, 2008 (dollars in millions):

	Total Asset	Valuation Allowance	Net Asset
Net operating loss carryforwards	$69.3	$(4.0)	$65.3
Foreign tax credits, federal research and U.S. states tax credit carryforwards	2.2	(1.8)	0.4
Federal AMT credit carryforwards	2.7	—	2.7
	$74.2	$(5.8)	$68.4

In addition to the NOLs above, the Company has federal research credits, certain state credits, primarily for investments in fixed assets in those states, and AMT credits at December 31, 2008. The Company expects to fully utilize all foreign tax credits generated in the current year and unexpired foreign tax credit carryfowards from prior years. Foreign tax credits carryforward 10 years from the date generated. Estimated federal research credits and various U.S. state credits totaled $2.2 million as of December 31, 2008, of which the Company has estimated that $0.4 million of these credits will be realized prior to their expiration and thus have a valuation allowance of $1.8 million at December 31, 2008. The Company’s U.S. federal AMT credits carry forward indefinitely and no valuation allowance has been recorded on the related $2.7 million deferred tax asset at December 31, 2008.

The Company adopted the provisions of FIN 48 effective January 1, 2007. Adoption of FIN 48 had no cumulative effect on the Company’s consolidated financial position at January 1, 2007. At January 1, 2007, December 31, 2007 and December 31, 2008, the Company had no significant unrecognized tax benefits related to income taxes.

Note 13. Postretirement and Other Benefits

North American Pension and Postretirement Healthcare and Life Insurance Benefits

The U.S. segment has defined benefit retirement plans that cover substantially all full-time employees. Retirement benefits are based on either a cash balance benefit formula or a final average pay formula for certain employees who were “grandfathered” and retained retirement benefits under the terms of the plan prior to amendment of the plan to include a cash balance benefit formula. For employees under the cash balance formula, the Company annually credits to the employee’s account balance a retirement contribution credit, which is a percentage of the employee’s earnings based on age and years of vesting service in the plan, and an interest credit, based on the average yield for 30-year treasury bills. For employees under the final average pay formula, retirement benefits are based on years of service and generally on the average compensation earned in the highest 5 of the last 15 years of service.

In May 2006, all affected hourly employees at the Lee Mills were notified that the further accrual of benefits under their defined benefit pension plan would be frozen as of July 17, 2006. The Lee Mills action necessitated a remeasurement of the Company’s accumulated benefit obligation, or ABO, under the U.S. pension plan and resulted in a curtailment gain of $0.1 million during the second quarter of 2006. During July 2007, benefits related to the defined benefit pension plan for hourly employees at the Spotswood mill were frozen effective as of December 31, 2007. During December 2008, benefits related to the defined benefit and pension plan for hourly employees at the Ancram mill were frozen effective December 31, 2008.

The U.S. segment also has unfunded healthcare and life insurance benefit plans, or OPEB plans, which cover substantially all of its retirees. Certain employees, who were “grandfathered” and retained benefits under the terms of the Company’s plans prior to certain past amendments, receive retiree healthcare coverage at rates subsidized by the Company. For other eligible employees, retiree healthcare coverage access is offered at full cost to the retiree. The postretirement healthcare plans include a limit on the U.S. segment’s share of costs for current and future retirees. The U.S. segment’s retiree life insurance plans are noncontributory. The Company’s Canadian postretirement benefits liability is immaterial and therefore is not included in these disclosures.

French Pension Benefits

In France, employees are covered under a government-administered program. Also, the Company’s French operations sponsor retirement indemnity plans, which pay a lump sum retirement benefit to all of its permanent employees who retire. In addition, the Company’s French operations sponsor a supplemental executive pension plan, which is designed to provide a retirement benefit up to 65 percent of final earnings, depending upon years of service, and the formula for which the employee is eligible. Plan assets are principally invested in the general asset portfolio of a French insurance company.

Restructuring activities in the French segment necessitated a remeasurement of the ABO under the French pension plan and resulted in a curtailment gain of $0.4 million in 2007, which was recorded as a reduction in 2007 restructuring expense.

U.S. and French Pension and U.S. Other Postretirement Benefit Disclosures

The U.S. pension and OPEB plans and French pension plans accounted for approximately 97 percent of the Company’s total plan assets and approximately 99 percent of the Company’s total ABO at December 31, 2008 for the Company and all of its consolidated subsidiaries.

The Company uses a measurement date of December 31 for its pension plans in the United States and France and other postretirement healthcare and life insurance benefit plans in the United States. The funded status of these plans as of December 31, 2008 and 2007 was as follows (dollars in millions):

	Pension Benefits				OPEB Benefits
	United States		France		United States
	2008	2007	2008	2007	2008	2007
Change in Projected Benefit Obligation, or PBO:
PBO at beginning of year	$107.0	$111.9	$46.2	$43.6	$12.7	$13.2
Service cost	0.3	1.0	1.7	1.7	0.2	0.2
Interest cost	6.7	6.6	2.2	1.8	0.8	0.8
Actuarial (gain) loss	1.1	(4.0)	1.3	0.2	(0.5)	0.4
Participant contributions	—	—	—	—	0.9	0.7
Curtailment benefit	—	(3.2)	(0.3)	(1.4)	—	—
Gross benefits paid	(6.4)	(5.3)	(9.4)	(4.4)	(2.5)	(2.6)
Currency translation effect	—	—	(1.8)	4.7	—	—
PBO at end of year	$108.7	$107.0	$39.9	$46.2	$11.6	$12.7
Change in Plan Assets:
Fair value of plan assets at beginning of year	$94.8	$84.2	$31.3	$30.3	$—	$—
Actual return on plan assets	(27.4)	8.9	(0.5)	2.6	—	—
Employer contributions	4.9	7.0	(0.3)	(0.4)	1.6	1.9
Participant contributions	—	—	—	—	0.9	0.7
Gross benefits paid	(6.4)	(5.3)	(9.4)	(4.4)	(2.5)	(2.6)
Currency translation effect	—	—	(0.7)	3.2	—	—
Fair value of plan assets at end of year	$65.9	$94.8	$20.4	$31.3	$—	$—
Funded status at end of year	$(42.8)	$(12.2)	$(19.5)	$(14.9)	$(11.6)	$(12.7)

The PBO and ABO exceeded the fair value of pension plan assets for the Company’s U.S. and French defined benefit pension plans as of December 31, 2008 and 2007, as follows (dollars in millions):

	United States		France
	2008	2007	2008	2007
PBO	$108.7	$107.0	$39.9	$46.2
ABO	108.7	106.0	34.0	37.3
Fair value of plan assets	65.9	94.8	20.4	31.3

As of December 31, 2008, the pre-tax amounts in accumulated other comprehensive loss that have not been recognized as components of net periodic benefit cost for the U.S. and French pension plans and other postretirement benefit plans in the United States are as follows (dollars in millions):

	Pension Benefits		OPEB Benefits
	United States	France	United States
Accumulated loss	$57.7	$15.0	$2.3
Prior service credit	—	0.5	(0.8)
Accumulated other comprehensive loss	$57.7	$15.5	$1.5

The amounts in accumulated other comprehensive loss at December 31, 2008, which are expected to be recognized as components of U.S. and French net periodic benefit cost in 2009 are as follows (dollars in millions):

	Pension Benefits		OPEB Benefits
	United States	France	United States
Amortization of accumulated loss	$3.6	$0.7	$(0.2)
Amortization of prior service credit	—	0.1	0.1
Total	$3.6	$0.8	$(0.1)

Assumptions are used to determine the Company’s benefit obligations. The rate used to discount the Company’s PBO back to a present value is called the discount rate. The discount rate fluctuates from year to year based on current market interest rates for high-quality fixed-income investments. The Company also evaluates the expected average duration of its pension obligations in determining its discount rate. A change in the discount rate assumption of 25 basis points would change the Company’s estimated 2009 U.S. pension expense by approximately $0.2 million and have a nominal effect on the Company’s estimated 2009 French pension expense. An assumed long-term rate of compensation increase is also used to determine the PBO. The weighted average assumptions used to determine benefit obligations as of December 31, 2008 and 2007 were as follows:

	Pension Benefits				OPEB Benefits
	United States		France		United States
	2008	2007	2008	2007	2008	2007
Discount rate	6.30%	6.40%	5.75%	5.20%	6.30%	6.40%
Rate of compensation increase	N/A	3.50%	2.25%	2.25%	—	—

To measure the U.S. postretirement healthcare benefit obligation, the following assumptions were used at December 31, 2008 and 2007:

	2008	2007
Health care cost trend assumed for next year	8.00%	8.25%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2014	2013

A 100 basis point increase or decrease in the healthcare cost trend rate would have a nominal effect on the total of the service and interest cost components of the postretirement benefit obligation, as well as the total postretirement benefit obligation, at December 31, 2008.

The components of net pension and postretirement healthcare and life insurance benefit costs for U.S. employees and net pension benefit costs for French employees for the years ended December 31, 2008, 2007 and 2006 were as follows (dollars in millions):

	Pension Benefits						OPEB Benefits
	United States			France			United States
	2008	2007	2006	2008	2007	2006	2008	2007	2006
Service cost	$0.3	$1.0	$1.5	$1.7	$1.7	$1.9	$0.2	$0.2	$0.3
Interest cost	6.7	6.6	6.6	2.2	1.8	1.7	0.8	0.8	0.7
Expected return on plan assets	(8.1)	(7.6)	(7.0)	(1.3)	(1.4)	(1.3)	—	—	—
Amortizations and other	1.3	1.9	2.0	0.7	0.9	0.7	—	—	—
Curtailment credit	—	(0.1)	(0.1)	(0.3)	(0.4)	—	—	—	—
Net periodic benefit cost	$0.2	$1.8	$3.0	$3.0	$2.6	$3.0	$1.0	$1.0	$1.0

Assumptions are used to determine net periodic benefit costs. In addition to the discount rate and rate of compensation increase, which are used to determine benefit obligations, an expected long-term rate of return on plan assets is also used to determine net periodic pension benefit costs. The expected long-term rate of return on plan assets is used to reduce the expected gross periodic cost of the Company’s benefits by that amount expected to be earned on assets of the plan. The expected long-term target rate of return on plan assets is based upon the Company’s projected investment mix of plan assets, the assumption that future returns will be close to the historical long-term rate of return experienced for equity and fixed income securities and a 10 to 15 year investment horizon, so that fluctuations in the interim should be viewed with appropriate perspective. A change in the long-term rate of return assumption of 25 basis points would change the Company’s estimated 2009 U.S. pension expense by approximately $0.2 million and have a nominal effect on French pension expense. The weighted average assumptions used to determine net periodic benefit costs for the years ended December 31, 2008, 2007 and 2006 were as follows:

	Pension Benefits								OPEB Benefits
	United States					France			United States
	2008	2007		2006		2008	2007	2006	2008	2007	2006
Discount rate	6.40%	6.40	%(1)	6.50	%(2)	5.75%	5.20%	4.30%	6.40%	6.0%	5.75%
Expected long-term rate of return on plan assets	8.00%	8.75%		9.00%		4.75%	4.75%	4.75%	—	—	—
Rate of compensation increase	3.50%	3.50%		3.50%		2.25%	2.25%	3.00%	—	—	—

(1)	For the period of August 1, 2007 to December 31, 2007, the discount rate was increased to 6.40 percent from 6.00 percent.

(2)	For the period of June 1, 2006 to December 31, 2006, the discount rate was increased to 6.50 percent from 5.75 percent.

The Company’s investment strategy with respect to its U.S. pension plan assets is to maximize the return on investment of plan assets at an acceptable level of risk and to assure the plans’ fiscal health. The Company’s investment strategy with respect to its French pension plan assets is to invest plan assets at a low level of risk. The primary goal of the Company’s pension plans is to maintain the highest probability of assuring future benefit payments to participants while providing growth of capital in real terms. To achieve this goal, the investment philosophy is to protect plan assets from large investment losses, particularly over time, while growing the assets as fast as prudently possible. While there cannot be complete assurance that the objectives will be realized, the Company believes that the likelihood of realizing the objectives are reasonable based upon this investment philosophy. The Company has an investment committee that meets formally on a periodic basis to review the portfolio returns and to determine asset mix targets. The U.S. and French pension plan’s asset target allocation by asset category for 2009 and actual allocation by asset category at December 31, 2008 and 2007 were as follows:

	United States			France
	2009 Target	December 31, 2008	December 31, 2007	2009 Target	December 31, 2008	December 31, 2007
Asset Category
Cash and cash equivalents	—%	2%	2%	5%	16%	25%
Equity securities*	60	58	60	25	26	25
Fixed income securities	15	14	18	65	55	50
Alternative investments**	25	26	20	5	3	—
Total	100%	100%	100%	100%	100%	100%

*
Target allocation for equity securities under the U.S. pension plan only for 2009 includes 15 percent in international equity securities and 10 percent in domestic small company equity securities with the balance of the allocation in domestic large company equity securities. None of the Company’s pension plan assets are targeted for investment in SWM stock, except that it is possible that 1 or more mutual funds held by the plan could hold shares of SWM.

**	Investments in this category under the U.S. pension plan only may include hedge funds, and may include real estate under the French pension plan.

The Company expects the following estimated undiscounted future pension benefit payments for the United States and France and future postretirement healthcare and life insurance benefit payments for the United States, which are to be made from pension plan and employer assets, net of amounts that will be funded from retiree contributions, and which reflect expected future service, as appropriate (dollars in millions):

	United States
	Pension Benefits	Healthcare and Life Insurance Benefits	France Pension Benefits
2009	$9.6	$1.0	$2.0
2010	6.6	1.0	3.1
2011	6.9	1.0	3.2
2012	7.2	0.9	4.1
2013	7.6	0.9	0.9
2014-2018	41.7	4.8	24.0

The Company currently expects to contribute approximately $12 to $15 million during 2009 to its U.S. and French pension plans in order to help improve the funded status of these plans. The Company expects to pay $1 to $2 million during 2009 to cover its net U.S. postretirement healthcare and life insurance benefit payments.

Other Foreign Pension Benefits

In Brazil and Indonesia, employees are covered under government-administered programs. In the Philippines, the employee pension benefits are not significant and therefore are not included in the above disclosures.

Other Benefits

We sponsor a qualified defined contribution plan covering substantially all U.S. employees. Under the plan, the Company matches a portion of employee contributions. The Company’s cost under the plan was $1.9 million, $1.6 million, and $1.5 million for the years ended December 31, 2008, 2007, and 2006, respectively.

The Company provides U.S. executives, certain other key personnel and its directors the opportunity to participate in deferred compensation plans. Participating employees can elect to defer a portion of their salaries and certain other compensation. Participating directors can elect to defer their meeting fees, as a cash deferral, as well as their quarterly retainer fees, as deferred stock unit credits. The Company’s liability balance under these plans totaled $3.7 million and $5.6 million at December 31, 2008 and 2007, respectively, which were included on the consolidated balance sheet in other liabilities. In connection with these plans, as well as the Company’s supplemental retirement and severance plans, the Company has a grantor trust into which it has contributed funds toward its future obligations under the various plans (See Note 8, Other Assets). The balance of grantor trust assets totaled $3.6 million and $5.4 million at December 31, 2008 and 2007, respectively, which were included in other assets on the consolidated balance sheet.

In accordance with French law, certain salaried employees in France may accumulate unused regular vacation and supplemental hours of paid leave that can be credited to an individual’s Compte Epargne Temps, or CET. The CET account may grow over an individual’s career and the hours accumulated may be withdrawn upon retirement or under other special circumstances at the individual’s then current rate of pay. The balance of the Company’s liability for this program reflected in the accompanying consolidated balance sheet in other liabilities was $7.3 million and $6.7 million at December 31, 2008 and 2007, respectively.

Note 14. Stockholders’ Equity

Equity Participation Plan

The following table presents stock option activity for the years 2008, 2007 and 2006:

	2008		2007		2006
	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price
Outstanding at beginning of year	$821,085	$26.68	1,027,392	$25.59	1,162,592	$24.48
Forfeited	(3,500)	34.00	—	—	—	—
Exercised	(13,950)	15.69	(206,307)	21.24	(135,200)	16.01
Outstanding at end of year	803,635	26.84	821,085	26.68	1,027,392	25.59
Options exercisable at year-end	803,635	$26.84	813,085	$26.69	1,013,392	$25.59

The following table summarizes information about stock options outstanding at December 31, 2008:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$13.00 to $19.35	93,714	1.7 years	$18.62	93,714	$18.62
$23.05 to $28.02	354,621	3.7	23.97	354,621	23.97
$30.17 to $34.55	355,300	5.5	31.87	355,300	31.87
$13.00 to $34.55	803,635	4.3 years	$26.84	803,635	$26.84

Restricted Stock Plan

Effective December 1999, the Company established a Restricted Stock Plan, or RSP, which is intended to promote its long-term financial success by attracting and retaining outstanding executive personnel and to motivate such personnel by means of restricted stock grants. The Compensation Committee of the Company’s Board of Directors selects participants and establishes the terms of any grant of restricted stock. The Company’s RSP provides that issuance of restricted stock immediately transfers ownership rights in shares of its Common Stock to the recipient of the grant, including the right to vote the shares and to receive dividends thereon, at a share price established by the Compensation Committee in its discretion. The recipient’s continued ownership of and right to freely transfer the restricted stock is subject to such conditions on transferability and to such risks of forfeiture as are established by the Compensation Committee at the time of the grant, which may include continued employment with the Company for a defined period, achievement of specified management performance objectives or other conditions established by the Compensation Committee. The number of shares, which may be issued under this RSP, is limited to the lesser of 1,000,000 shares or the number of treasury shares held by the Company as of the date of any grant. No single participant may be awarded, in the aggregate, more than 50 percent of the shares authorized to be issued under the RSP. As of December 31, 2008, 371,981 restricted shares had been issued under the RSP of which 260,218 shares of issued restricted stock were not yet vested. The following table presents restricted stock activity for the years 2008 and 2007:

	2008		2007
	# of Shares	Weighted-Average Fair Value at Date of Grant	# of Shares	Weighted-Average Fair Value at Date of Grant
Nonvested restricted shares outstanding at January 1	77,572	$25.88	80,303	$25.62
Granted	203,965	24.06	33,000	26.56
Forfeited	(14,319)	23.84	(4,968)	26.16
Vested	(7,000)	27.83	(30,763)	22.84
Nonvested restricted shares outstanding at December 31	260,218	$24.44	77,572	$25.88

Restricted Stock Plan Performance Based Shares

The Company recognized $0.1 million and $4.1 million of compensation expense during 2008 and 2007, respectively, for 171,830 shares, net of forfeitures, of restricted stock awards that were earned under the 2007-2008 award opportunity under the Restricted Stock Plan, with an offsetting credit to additional paid-in-capital.

Basic and Diluted Shares Reconciliation

Diluted net income per common share is computed based on net income attributable to common shareholders divided by the weighted average number of common and potential common shares outstanding.  Potential common shares during the respective periods are those related to dilutive stock-based compensation, including long-term share-based incentive compensation, stock options outstanding, and directors’ accumulated deferred stock compensation which may be received by the directors in the form of stock or cash. There was no dilutive effect for potential common shares outstanding in 2006 because the Company had a net loss. A reconciliation of the average number of common and potential common shares outstanding used in the calculations of basic and diluted net income per share follows ($ in millions, shares in thousands):
	For the Years Ended December 31,
	2008	2007	2006
Numerator (basic and diluted):
Net income (loss) attributable to SWM	$0.7	$3.4	$(0.8)
Less: Distributed earnings available to participating securities	0.1	—	—
Undistributed and distributed earnings available to common shareholders	$0.6	$3.4	$(0.8)

Denominator:
Average number of common shares outstanding	15,339.7	15,529.4	15,393.5
Effect of dilutive stock-based compensation	32.7	137.7	—
Average number of common and potential common shares outstanding	15,372.4	15,667.1	15,393.5

In 2008 and 2007, certain stock options outstanding during the periods presented were not included in the calculations of diluted net income per share because the exercise prices of the options were greater than the average market prices of the Company’s common shares during the respective periods, as summarized below (shares in thousands).

	For the Years Ended December 31,
	2008	2007
Average number of share equivalents not included	712.2	277.4
Weighted-average option price per share	$27.08	$31.79
Expiration date of options	2009- 2015	2008- 2015
Options outstanding at year-end not included	787.1	368.8

Note 15. Commitments and Contingencies

Leases

Future minimum obligations under non-cancelable operating leases having an initial or remaining term in excess of 1 year as of December 31, 2008 are less than $1.2 million annually over each of the next 5 years and none thereafter. Rental expense under operating leases was $6.5 million for 2008, $5.7 million for 2007 and $5.5 million for 2006.

Other Commitments

The French segment has a minimum purchase agreement for wood pulp of $17.3 million during each of 2009 and 2010. The U.S. segment has an agreement to purchase $3.3 million in tobacco stems in 2009. PdM has a minimum annual commitment for calcium carbonate purchases, a raw material used in the manufacturing of some paper products, which totals approximately $2 million per year through 2014. PdM’s future purchases at this mill are expected to be at levels that exceed such minimum levels under the contract.

The Company enters into certain other immaterial contracts from time to time for the purchase of certain raw materials. The Company also enters into certain contracts for the purchase of equipment and related costs in connection with its ongoing capital projects, for which there were no material commitments at December 31, 2008.

During 2004, LTRI and PdM both entered into agreements with an energy cogeneration supplier whereby the supplier constructed and operates a cogeneration facility at the mills and supplies steam that is used in the operation of the mills. The construction phase of the LTRI cogeneration facility was completed in late 2005 and the PdM cogeneration facility was placed in service during the fourth quarter of 2007, with the supplier bearing the entire capital cost of both projects. Following start-up of these facilities, LTRI and PdM are committed to purchasing minimum annual amounts of steam generated by each of these facilities for a period of 15 years under the agreements. These minimum annual commitments together total approximately $4 to $5 million. LTRI’s and PdM’s current and expected requirements for steam are at levels that exceed the minimum levels under the respective contracts.

During 2006, our Brazil segment, or SWM-B, and PdM separately entered into agreements for the transmission and distribution of energy. The SWM-B contract for the electrical energy supply is for the period May 1, 2006 to December 31, 2010 covering 100 percent of the mill’s consumption of electrical energy. The value of the electric energy being provided under this contract is approximately $5 million annually. The PdM agreement provides for the supply of 100 percent of its requirements for natural gas and associated distribution to service its paper mill. The value of the natural gas and distribution to be provided under this contract is estimated at approximately $24.9 million and $11.5 million in 2009 and 2010, respectively.

As of December 31, 2008, the Company had issued guarantee instruments in connection with certain agreements and as required by regulatory agencies in connection with certain of its ongoing obligations, as follows: (i) The Company has a letter of credit to a standby trust of which the State of Massachusetts is the beneficiary in the principal amount of $1.5 million related to its ongoing obligation for post-closure monitoring and maintenance of a landfill site. The Company has a liability recorded at December 31, 2008 of $0.5 million based on its current estimate of the remaining costs to perform such post-closure care. (ii) Since 1995, the Company has issued an annual letter of credit to an insurance company, the current principal amount of which was $1.0 million as of December 31, 2008, in connection with its administration of its workers compensation claims in the United States, for which it has recorded a liability of $2.1 million at December 31, 2008. (iii) The Company has certain other letters of credit and surety bonds outstanding at December 31, 2008, which are not material either individually or in the aggregate.

Litigation

Imposto sobre Circulação de Mercadorias e Serviços,  or ICMS, a form of value-added tax in Brazil, was assessed to SWM-B in December of 2000. SWM-B received 2 assessments from the tax authorities of the State of Rio de Janeiro for unpaid ICMS taxes from January 1995 through November 2000, which together with interest and penalties totaled approximately $14 million based on the foreign currency exchange rate at December 31, 2000, collectively the Assessment.

The Assessment concerned the accrual and use by SWM-B of ICMS tax credits generated from the production and sale of certain non-tobacco related grades of paper sold domestically that are immune from the tax to offset ICMS taxes otherwise owed on the sale of products that are not immune. One of the 2 assessments related in part to tax periods that predated the Company’s acquisition of Pirahy and is covered in part by an indemnification from the sellers of Pirahy, or Assessment 1 (case number 2001.001.115144-5). The second assessment pertains exclusively to periods that SWM-B owned the Pirahy mill, or Assessment 2 (case number 2001.001.064544-6). While SWM-B is primarily responsible for the full payment of the Assessment in the event of an ultimate unfavorable outcome, SWM-B is not aware of any difficulties that would be encountered in obtaining reimbursement of that portion of any payment resulting from Assessment 1 from the previous owner under the indemnification.

SWM-B has contested the Assessment based on Article 150, VI of the Brazilian Federal Constitution of 1988, which grants immunity from ICMS taxes to papers used in the production of books, newspapers and periodicals, or immune papers, and the raw material inputs used to produce immune papers. Presently, part of the Assessment, for which SWM-B has received favorable lower court rulings, is pending on appeal before the Federal Supreme Court under case number A1588187 and another part of the Assessment, for which SWM-B has primarily received unfavorable lower court rulings, is pending on appeal before the Third Vice Presidency under case no. 2005.134.05319.

SWM-B continues to vigorously contest the Assessment and believes that the Assessment will ultimately be resolved in its favor. However, since the final resolution involves presentation of the matter to the Supreme Court of Brazil, it is not likely to be finally resolved in the near future. Based on the foreign currency exchange rate at December 31, 2008, the Assessment totaled approximately $20 to $21 million as of December 31, 2008, of which approximately $10 million is covered by the above-discussed indemnification. No liability has been recorded in the Company’s consolidated financial statements for the Assessment based on its evaluation that SWM-B is more likely than not to prevail in its challenge of the Assessment under the facts and law as presently understood.

In February 2004, SWM-B filed suit against the State of Rio de Janeiro in the 11th Court of Public sitting in Rio de Janeiro, case number 2004.001.022063-6, to recover ICMS credits previously reversed in 2000 following receipt of the Assessment. After the Assessment was filed against SWM-B, it changed its procedures and did not utilize ICMS tax credits through the end of production and sale of immune papers during 2001. As a result of having received favorable lower court rulings to the Assessment, SWM-B petitioned the court for permission to offset overpaid ICMS taxes against current tax liabilities. The amount of the claim totals approximately $2 million, based on the foreign currency exchange rate at December 31, 2008. In August 2006, SWM-B filed an interlocutory appeal, which has not yet been ruled upon. As of December 31, 2008, no asset has been recorded for this potential recovery.

Imposto sobre Produtos Industrializados,  or IPI, a form of federal value-added tax in Brazil. Schweitzer-Mauduit do Brasil v. Federal Union, Federal Regional Tribunal sitting in Rio de Janeiro, case number 2004.51.04.000502-4 (March 5, 2004).

SWM-B instituted action in March 2004 to recover credits on past and future purchases of raw materials that are exempt from IPI taxes or that carry an IPI tax rate of zero. The recovery would be in the form of presumed credits that could be applied to offset other IPI tax liabilities. The action for recovery is based on the principle in Brazilian law of non-cumulative taxes. The potential recovery of IPI credits, depending upon several contested factors, could be in the range of $10 to $20 million, which amounts the Company considers a gain contingency and has not recorded in its consolidated financial statements. While a favorable ruling was received at the first court level during March 2007, the Company received an unfavorable ruling on appeal in the Second Degree and the Company has appealed that ruling to the Superior Court of Justice where the matter is still pending. The final resolution of this matter will likely entail judicial proceedings up to and including presentation of the matter to the Supreme Court of Brazil and is not likely to be resolved for several years.

Indemnification Matters

In connection with its spin-off from Kimberly-Clark in 1995, the Company undertook to indemnify and hold Kimberly-Clark harmless from claims and liabilities related to the businesses transferred to it that were not identified as excluded liabilities in the related agreements. As of December 31, 2008, there are no claims pending under this indemnification that the Company deems to be material.

General Matters

The Company is involved in certain other legal actions and claims arising in the ordinary course of business. Management believes that such litigation and claims will be resolved without a material adverse effect on the Company’s consolidated financial statements.

Environmental Matters

The Company’s operations are subject to federal, state and local laws, regulations and ordinances relating to various environmental matters. The nature of the Company’s operations exposes it to the risk of claims with respect to environmental matters, and there can be no assurance that material costs or liabilities will not be incurred in connection with such claims. While the Company has incurred in the past several years, and will continue to incur, capital and operating expenditures in order to comply with environmental laws and regulations, it believes that its future cost of compliance with environmental laws, regulations and ordinances, and its exposure to liability for environmental claims and its obligation to participate in the remediation and monitoring of certain hazardous waste disposal sites, will not have a material adverse effect on its financial condition or results of operations. However, future events, such as changes in existing laws and regulations, or unknown contamination of sites owned, operated or used for waste disposal by the Company (including contamination caused by prior owners and operators of such sites or other waste generators) may give rise to additional costs which could have a material adverse effect on its financial condition or results of operations.

The Company incurs spending necessary to meet legal requirements and otherwise relating to the protection of the environment at its facilities in the United States, France, the Philippines, Indonesia, Brazil and Canada. For these purposes, the Company incurred total capital expenditures of $0.3 million in 2008, and expects to incur less than $1 million in each of 2009 and 2010, of which no material amount is the result of environmental fines or settlements. The foregoing capital expenditures are not expected to reduce the Company’s ability to invest in other appropriate and necessary capital projects and are not expected to have a material adverse effect on its financial condition or results of operations.

Note 16. Acquisition

In January 2008, 2 of the Company’s French subsidiaries purchased the 28 percent minority interest in LTRI owned by Société Nationale d’Exploitation Industrielle des Tabacs et Allumettes, S.A., a subsidiary of Altadis, S.A., subsequent to which the Company owns 100 percent of LTRI’s outstanding shares. Sole ownership of LTRI is expected to provide enhanced strategic flexibility and improved earnings and cash flow. The purchase price of 35.0 million euros, funded by borrowings under the Company’s Euro Revolver, was allocated to the fair value of the assets acquired and liabilities assumed, including an allocation of $10 million to identifiable intangible assets. The excess of the purchase price over the fair value of the net assets acquired resulted in goodwill of $6.4 million. The following table summarizes the final allocation, of the 35.0 million euros, or $51.3 million, purchase price for the acquisition (dollars in millions):

Purchase Price (35 million euros)		$51.3
Carrying Value		26.2
Step-Up in Basis		$25.1
Allocation of Step-Up in Basis:
Inventories	$0.1
Land	2.1
Tangible depreciable assets	16.2
Amortizable customer-related intangibles	10.0
Goodwill	6.4
Deferred income tax liability	(9.7)
Total Step-Up in Basis		$25.1

The Company is amortizing LTRI’s customer-related intangibles using the 150 percent declining balance method over a 6-year amortizable life. The Company recorded amortization expense of $2.5 million during 2008. Additionally, the Company recorded $1.6 million of incremental depreciation expense as a result of the stepped-up bases in depreciable property, plant and equipment during 2008.

The increased bases in the LTRI assets are not tax deductible in France. In accordance with SFAS No. 109, a deferred income tax liability was recorded for the nondeductible purchase allocations to inventories, land, tangible depreciable assets and amortizable intangibles, but no deferred income tax balance was recorded related to goodwill.

The following unaudited pro forma condensed consolidated statement of income data for the year ended December 31, 2007 is presented for illustrative purposes only as a comparison versus the actual 2008 period reported herein. This pro forma data was prepared as though the noncontrolling interest acquisition had occurred on January 1, 2007, the beginning of the period presented. It is not necessarily indicative of the operating results that would have been achieved if the LTRI noncontrolling interest acquisition had occurred on January 1, 2007, nor is it indicative of future operating results. Pro forma financial information for 2008 is not presented since such pro forma income statement information is not materially different from the actual reported statements of income included herein.

	For the Year Ended December 31, 2007
(dollars in millions, except per share amounts)	Historical	Pro Forma Adjustments*	Pro Forma Results
Net sales	$714.8	$—	$714.8
Gross profit	108.1	(3.9)	104.2
Operating profit	17.9	(3.9)	14.0
Interest expense	5.9	2.3	8.2
Income Before Income Taxes	11.9	(6.2)	5.7
Provision (benefit) for income taxes	0.5	(2.1)	(1.6)
Net Income (Loss)	11.4	(4.1)	7.3
Less: Net income attributable to noncontrolling interest	8.0	(8.0)	—
Net Income attributable to SWM	$3.4	$3.9	$7.3
Basic Net Income Per Share	$0.22	$0.25	$0.47
Diluted Net Income Per Share	$0.22	$0.24	$0.46

*
Pro forma adjustments primarily consist of incremental depreciation expense, amortization expense on intangible assets, interest expense, related income tax effects of these expenses and reversal of minority interest in earnings of subsidiaries.

Note 17. Segment Information

General Information

The Company operates and manages 3 reportable segments: United States, or U.S., France and Brazil. These segments are based on the geographical location of the Company’s manufacturing operations. These business segments manufacture and sell cigarette, plug wrap and tipping papers used to wrap various parts of a cigarette, reconstituted tobacco products and paper products used in cigarette packaging, as well as certain non-tobacco industry products. While the products are similar in each segment, they vary based on customer requirements and the manufacturing capabilities of each of the operations. The Philippine and Indonesian financial results are included in the French business segment because the results of the Philippine and Indonesian operations are not material for segment reporting purposes and since the products of the Philippine and Indonesian businesses are coordinated with sales of the Company’s French operations in southeast Asia. Sales by a segment into markets primarily served by a different segment occur where specific product needs cannot be cost-effectively met by the manufacturing operations domiciled in that segment.

Tobacco industry products comprised approximately 90 percent of the Company’s consolidated net sales in each of the years 2006 through 2008. Non-tobacco industry products are a diverse mix of products, certain of which represent commodity paper grades produced to maximize machine operations.

Information about Sales, Profit and Assets

The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies (see Note 2, Summary of Significant Accounting Policies, of the Notes to Consolidated Financial Statements). The Company primarily evaluates segment performance and allocates resources based on operating profit (loss) and cash flow.

For purposes of the segment disclosure in the following tables, the term “United States” includes operations in the United States and Canada. The Canadian operations only produce flax fiber used as a raw material in the U.S. operations. The term “France” includes operations in France, Indonesia and the Philippines. Sales of products between segments are made at market prices and elimination of these sales is referred to in the following tables as intersegment sales. Expense amounts not associated with segments are referred to as unallocated expenses. Assets reported by segment represent assets which are directly used by that segment. Unallocated items and eliminations, net include immaterial balances of the Company’s holding company in Spain.

(dollars in millions)

	Net Sales
	2008		2007		2006
France	$495.4	64.5%	$435.0	60.9%	$385.0	58.8%
United States	226.7	29.5	226.0	31.6	221.8	33.8
Brazil	70.5	9.2	73.0	10.2	67.3	10.3
Subtotal	792.6	103.2	734.0	102.7	674.1	102.9
Intersegment sales by:
France	(3.5)	(0.5)	(4.2)	(0.6)	(9.8)	(1.5)
United States	(4.9)	(0.6)	(2.8)	(0.4)	(1.2)	(0.2)
Brazil	(16.3)	(2.1)	(12.2)	(1.7)	(7.9)	(1.2)
Subtotal	(24.7)	(3.2)	(19.2)	(2.7)	(18.9)	(2.9)
Consolidated	$767.9	100.0%	$714.8	100.0%	$655.2	100.0%

	Operating Profit (Loss)						Total Assets
	2008		2007		2006		2008		2007
France	$17.1	101.2%	$27.1	151.4%	$8.1	152.8%	$462.6	63.5%	$482.8	62.3%
United States	19.3	114.2	5.0	27.9	5.2	98.1	194.2	26.7	199.9	25.8
Brazil	(9.7)	(57.4)	(3.3)	(18.4)	(0.7)	(13.2)	71.9	9.8	92.3	11.9
Subtotal	26.7	158.0	28.8	160.9	12.6	237.7	728.7	100.0	775.0	100.0
Unallocated items and eliminations, net	(9.8)	(58.0)	(10.9)	(60.9)	(7.3)	(137.7)	—	—	—	—
Consolidated	$16.9	100%	$17.9	100.0%	$5.3	100.0%	$728.7	100.0%	$775.0	100.0%

	Capital Spending						Depreciation and Amortization
	2008		2007		2006		2008		2007		2006
France	$25.0	70.8%	$27.1	56.8%	$5.2	54.2%	$17.9	61.0%	$22.8	53.9%	$21.2	48.8%
United States	9.0	25.5	9.6	20.1	3.3	34.4	12.4	25.0	15.5	36.6	17.8	41.0
Brazil	1.3	3.7	11.0	23.1	1.1	11.4	7.2	14.0	4.0	9.5	4.4	10.2
Consolidated	$35.3	100.0%	$47.7	100.0%	$9.6	100.0%	$37.5	100.0%	$42.3	100.0%	$43.4	100.0%

Information about Geographic Areas

Long-lived assets, excluding deferred income tax assets and certain other deferred charges, were $284.4 million, $98.7 million and $43.1 million in France, the United States and Brazil, respectively, as of December 31, 2008, and $304.8 million, $105.0 million and $63.2 million in France, the United States and Brazil, respectively, at December 31, 2007.

For purposes of the geographic disclosure in the following table, net sales are attributed to geographic locations based on the location of the Company’s direct customers (dollars in millions):

	Net Sales
	2008	2007	2006
Europe and the former
Commonwealth of Independent States	$352.5	$302.5	$255.1
United States	181.7	178.8	159.6
Asia/Pacific (including China)	138.4	130.6	108.7
Latin America	61.2	69.9	80.3
Other foreign countries	34.1	33.0	51.5
Consolidated	$767.9	$714.8	$655.2

Note 18. Major Customers

Philip Morris USA Inc., Philip Morris International, BAT, JTI, and Imperial together with their respective affiliates and designated converters, accounted for 60 percent, 50 percent and 47 percent of the Company’s 2008, 2007 and 2006 consolidated net sales, respectively. The loss of 1 or more such customers, or a significant reduction in 1 or more of these customers’ purchases, could have a material adverse effect on the Company’s results of operations.

Since January 1, 1993, the Company has been the single source of supply of Cigarette Papers to Altria Group’s U.S. cigarette manufacturing operations, or Philip Morris USA. During December 2006, the Company provided Philip Morris USA with a notice of phase-out of the Second Amended and Restated Agreement for Fine Paper Supply, or SSA, between the 2 companies, effective December 31, 2006. Under the phase-out terms of the SSA, the Company was obligated to supply up to 100 percent of Philip Morris USA’s annual cigarette, base tipping and plug wrap paper requirements for 2008 at current selling prices, which was subject to potential increases. Philip Morris USA was obligated to purchase from the Company at least 50 percent of its annual cigarette, base tipping and plug wrap paper requirements for 2008. The phase-out expired on December 31, 2008, and neither company has any further obligation under the SSA.

The Company also has an exclusive supply arrangement with Philip Morris USA for a jointly-developed banded cigarette paper that is used in lower ignition propensity, or LIP, cigarettes. The Company produces banded cigarette paper in sufficient quantities to support Philip Morris USA’s commercial sales of LIP cigarettes. The notification of phase-out of the SSA does not affect the supply agreement between the Company and Philip Morris USA concerning banded cigarette paper used to produce LIP cigarettes. Under this agreement, Philip Morris USA is obligated to purchase 100 percent of its requirements for banded cigarette papers for a minimum period of 7 years, and the Company is obligated to supply such product for a minimum of 13 years.

In January 2008, we acquired the minority interest of LTRI. The Company had sales to the former minority shareholder of LTRI of $27.9 million and $21.6 million in 2007 and 2006, respectively.

Philip Morris USA, Phillip Morris International, BAT, JTI, and Imperial, together with their respective affiliates and designated converters accounted for 55 percent and 38 percent of consolidated trade accounts receivable at December 31, 2008 and 2007, respectively. Trade receivables due from China Tobacco accounted for 8 percent and 4 percent of consolidated trade receivables at December 31, 2008 and 2007, respectively.

The Company performs ongoing credit evaluations on all of its customers’ financial condition and generally does not require collateral or other security to support customer receivables. Substantial portions of the Company’s consolidated accounts receivable are due from companies in the tobacco industry, which has been and continues to be under substantial pressure from legal, regulatory and tax developments. It is not possible to predict the outcome of such litigation or what effect adverse developments in pending or future litigation, regulatory actions and additional taxes may have on the tobacco industry, its financial liquidity or relationships with its suppliers. Nor is it possible to predict what additional legislation or regulations relating to tobacco products will be enacted, or to what extent, if any, such legislation or regulations might affect the tobacco products industry in general.

Note 19. Supplemental Disclosures

Analysis of Allowances for Doubtful Accounts and Sales Discounts:
(dollars in millions)

	Balance at Beginning of Year	Charged to Expense	Write-offs and Discounts	Currency Translation	Balance at End of Year
For the Year Ended December 31, 2008
Allowance for doubtful accounts	$0.6	$0.7	$(0.2)	$(0.2)	$0.9
For the Year Ended December 31, 2007
Allowance for doubtful accounts	$0.5	$0.2	$(0.2)	$0.1	$0.6
For the Year Ended December 31, 2006
Allowance for doubtful accounts	$0.5	$0.2	$(0.2)	$—	$0.5
Allowance for sales discounts	—	0.1	(0.1)	—	—
Total	$0.5	$0.3	$(0.3)	$—	$0.5

Supplemental Cash Flow Information
(dollars in millions)

	For the Years Ended December 31,
	2008	2007	2006
Interest paid	$10.1	$6.6	$6.6
Interest capitalized	0.3	—	0.1
Income taxes paid	23.8	4.2	6.1
	2008	2007	2006
	At December 31,
Capital spending in accounts payable and accrued liabilities	$1.9	$7.4	$5.3

Note 20. Quarterly Financial Information (Unaudited)

The following tables summarize the Company’s unaudited quarterly financial data for the years ended December 31, 2008 and 2007 (dollars in millions, except per share amounts):

	2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Net Sales	$189.8	$202.0	$199.2	$176.9	$767.9
Gross Profit	20.0	24.2	32.5	26.5	103.2
Restructuring and Impairment Expense	2.0	3.7	2.6	13.8	22.1
Operating Profit (Loss)	—	4.8	14.6	(2.5)	16.9
Net Income (Loss) Attributable to SWM	$(1.2)	$2.0	$6.7	$(6.8)	$0.7
Net Income (Loss) Per Share:
Basic	$(0.08)	$0.13	$0.43	$(0.44)	$0.04
Diluted	$(0.08)	$0.13	$0.43	$(0.44)	$0.04
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
	2007
Net Sales	$170.3	$171.8	$184.2	$188.5	$714.8
Gross Profit	28.3	26.0	30.4	23.4	108.1
Restructuring Expense (Income)	2.7	3.4	18.2	(0.3)	24.0
Operating Profit (Loss)	9.1	6.0	(3.0)	5.8	17.9
Net Income (Loss) Attributable to SWM	$4.2	$1.0	$(4.3)	$2.5	$3.4
Net Income (Loss) Per Share:
Basic	$0.27	$0.06	$(0.27)	$0.16	$0.22
Diluted	$0.27	$0.06	$(0.27)	$0.16	$0.22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Schweitzer-Mauduit International, Inc. and Subsidiaries
Alpharetta, Georgia

We have audited the accompanying consolidated balance sheets of Schweitzer-Mauduit International, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income (loss), changes in stockholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Schweitzer-Mauduit International, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2009  the Company adopted Statement of Financial Accounting Standards Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51,” and FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-based Payment Transactions are Participating Securities,” and the accompanying financial statements have been retrospectively adjusted. As also discussed in Note 2 as of December 31, 2006, the Company changed its method of accounting for defined benefit pension and other postretirement plans to conform to Statement of Financial Accounting Standards No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Post Retirement Plans.”

/s/ Deloitte & Touche LLP

Atlanta, Georgia
March 6, 2009 (September 17, 2009 as to the adoption of SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51,” and FSP No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-based Payment Transactions are Participating Securities,” described in Note 2)